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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HOSPIRA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 29, 2013

Dear Hospira Shareholder:

        You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Hospira, Inc. at the St. Regis, 923 16th and K Streets, N.W., Washington, D.C., 20006 on Wednesday, May 8, 2013, at 9 a.m., Eastern Time.

        This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

        The principal business to be conducted at the meeting will be i) the election of five directors; ii) the consideration of a shareholder advisory resolution to approve executive compensation; iii) the ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors; and iv) the consideration of one shareholder proposal, if properly presented at the meeting.

        It is important that your shares be represented, whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet, by mail or by using a toll-free telephone number. Instructions for accessing the proxy materials appear on the Notice of Internet Availability of Proxy Materials mailed to you on or around March 29, 2013. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares. It is especially important that you communicate your voting instructions to your broker or other intermediary since the New York Stock Exchange does not allow them to cast votes with respect to the election of directors, the advisory vote on executive compensation, the shareholder proposal or other non-routine matters, unless they have received instructions from the beneficial owner of shares.

        We look forward to your participation in the 2013 annual meeting.

Sincerely,

John C. Staley	F. Michael Ball
Chair	Chief Executive Officer
Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 8, 2013

        The 2013 Annual Meeting of Shareholders of Hospira, Inc. will be held at the St. Regis, 923 16th and K Streets, N.W., Washington, D.C. on Wednesday, May 8, 2013, at 9 a.m., Eastern Time. The purposes of the meeting are to:

  •
  elect five directors for a one-year term until the annual meeting in 2014 (Item 1 on the proxy card);

  •
  approve, by means of a shareholder advisory vote, the executive compensation as disclosed in this proxy statement ("say on pay vote") (Item 2 on the proxy card);

  •
  ratify the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors for 2013 (Item 3 on the proxy card); and

  •
  transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting, including consideration of one shareholder proposal, if properly presented at the meeting (Item 4 on the proxy card).

The board of directors recommends that you vote FOR Items 1, 2, and 3 on the proxy card. The board of directors recommends that you vote AGAINST Item 4 on the proxy card.

        A proxy statement with respect to the annual meeting accompanies and forms a part of this notice. We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide our shareholders with the required information more quickly and efficiently, lower our printing and mailing costs and reduce the environmental impact of our Annual Meeting.

        Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on March 29, 2013, which provides shareholders with instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who have previously requested paper copies of these materials may receive these materials by e-mail or in paper form.

        The board of directors has set the close of business on March 11, 2013, as the record date for the meeting. This means that owners of common stock as of that date are entitled to receive notice of and vote at the meeting and any adjournments or postponements of the meeting.

        Your vote is important. We encourage you to read the proxy statement and to submit a proxy so that your shares will be represented and voted even if you do not attend. You may submit your proxy over the Internet or by telephone or mail. If you do attend the meeting, you may vote in person.

By order of the board of directors.

Royce Bedward
 Secretary
March 29, 2013

Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

i

HOSPIRA, INC.

PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2013

GENERAL INFORMATION

Why has this proxy statement been made available?

        Our board of directors is soliciting proxies for use at our annual meeting of shareholders to be held on May 8, 2013, and any adjournments or postponements of the meeting. The meeting will be held at the St. Regis, 923 16th and K Streets, N.W., Washington D.C. and will begin at 9 a.m., Eastern Time. In order to solicit your proxy, we have made these materials available to you on the Internet, by e-mail, or by mail. We made these materials available to shareholders on or around March 29, 2013.

What will be voted on at the annual meeting?

        Shareholders will vote on the following matters:

  •
  election of five directors for a one-year term;

  •
  approval, by means of a shareholder advisory vote, of executive compensation as disclosed in this proxy statement;

  •
  ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors for 2013; and

  •
  consideration of one shareholder proposal, if properly presented at the meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who have previously requested paper copies of these materials will receive these materials by e-mail or in paper form. We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs, and thereby reduce the environmental impact of our annual shareholders' meeting.

Who may vote at the meeting?

        The board of directors has set a record date of March 11, 2013 (the "record date"), meaning that shareholders of record at the close of business on that date are entitled to notice of and may vote at the meeting, or at adjournments or postponements of the meeting.

 How many votes do I have?

        You have one vote for each share of common stock you hold.

What constitutes a quorum?

        The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On March 11, 2013, there were 165,423,187 shares of common stock issued and outstanding.

        Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, even if the proxy indicates that the shareholder is abstaining from voting. Your shares will be counted for purposes of determining a quorum if you are present and vote in person at the meeting, or if you vote on the Internet, by telephone, or by properly submitting a proxy card or voting instruction form by mail.

What vote is required to approve each matter?

        Election of Directors.    Directors receiving a majority of the votes cast (the number of shares voted "for" a director must exceed the number of votes cast "against" that director) will be elected as a director.

        Approval of the Say on Pay Vote, Ratification of Auditors, and Approval of the Shareholder Proposal.    The affirmative vote of a majority of the votes cast is required for approval of these items. The say on pay proposal is advisory in nature, which means that the vote is not binding upon the company. The opinions expressed by shareholders on this matter will be taken into consideration when making future executive compensation decisions.

        Abstentions and broker non-votes (discussed below) will not be counted either for or against these matters and, assuming the presence of a quorum, abstentions and broker non-votes will have no effect.

What happens if a director nominee does not receive a majority of the votes cast in an uncontested election?

        In 2013, all nominees for the election of directors are currently serving on the board. A nominee who is serving as a director, but who is not elected at the annual meeting, would, under Delaware law, continue to serve on the board as a "holdover director." However, under our bylaws, any director that fails to be elected must tender his or her resignation to the board promptly following certification of the shareholder vote. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the shareholder vote.

How do I vote by proxy?

        If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number, voting in person by attending the annual meeting, or voting by requesting and completing a proxy card and mailing it in a postage-paid envelope. To vote over the Internet or by telephone, follow the instructions provided on your proxy card or with the Notice. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 7, 2013. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other nominee.

        The proxies will vote your shares on each matter as you direct. If you do not indicate how your shares are to be voted on a matter, properly completed proxies will be voted for the election of the directors, approval of the advisory vote on executive compensation, the ratification of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as our auditors in 2013, and against the shareholder proposal. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment. Our corporate secretary has not received timely and proper notice from shareholders on any other matter to be presented at the meeting.

How do I vote if I hold my shares through a broker, bank or other nominee?

        If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that such person gives you. Most brokers offer voting by mail, by telephone and on the Internet.

What is a broker non-vote and how does it affect the voting requirements?

        If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority ("non-routine" matters), which is called a "broker non-vote," your shares will not be voted. Broker non-votes will have no effect on the number of votes required to approve any of the matters being voted on at the meeting. On matters on which the broker is permitted to exercise voting authority ("routine" matters), the broker will vote your shares in its discretion. We believe that the brokers may exercise voting authority on the ratification of the independent public accountants, but may not exercise voting authority on any other items up for vote at this annual meeting. Brokers do not have the ability to cast votes for the election of directors, the advisory vote on executive compensation, or the shareholder proposal unless they have received instructions from the beneficial owner of the shares.

How do I vote if I hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan?

        If you hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, you will receive materials that will contain instructions to the respective trustee of each plan's trust as to how to vote your shares. You may vote your shares by completing a proxy card, or you may vote by telephone or Internet by following the instructions provided with the materials. If you do not vote shares you hold in the Hospira 401(k) Retirement Savings Plan, Fiduciary Counselors Inc. will vote your shares in its discretion. Fiduciary Counselors may use its own discretion with respect to those shares under the Hospira 401(k) Retirement Savings Plan for which voting instructions are not received on a timely basis. Fiduciary Counselors is the independent fiduciary of the plan for purposes of monitoring the suitability of acquiring and holding Hospira shares. If you do not vote shares you hold in the Hospira Puerto Rico Retirement Savings Plan, the trustee of that plan's trust, Banco Popular de Puerto Rico, will vote your shares in the same proportion as shares voted by the other participants.

How do I vote in person?

        If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the meeting.

Can I revoke a proxy?

        Yes. You can revoke your proxy by:

  •
  giving written notice to our corporate secretary;

  •
  delivering a later-dated proxy or resubmitting your vote by telephone or over the Internet; or

  •
  voting in person at the meeting.

If I submit a proxy, will my vote be kept confidential?

        Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

  •
  where disclosure may be required by law or regulation;

  •
  where disclosure may be necessary in order for us to assert or defend claims;

  •
  where a shareholder expressly requests disclosure;

  •
  to allow the inspectors of election to certify the results of a vote; or

  •
  in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the board of directors.

Who will be tabulating and certifying votes at the meeting?

        We have engaged Broadridge Financial Solutions, Inc. ("Broadridge") to serve as the tabulator of votes and a representative of Broadridge to serve as inspector of election and to certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

        We will pay all costs of soliciting proxies, including charges made by brokers and other persons holding common stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation. We also have retained the services of Georgeson Inc. to aid in the solicitation of proxies at a cost of $13,500, plus reimbursement for reasonable out-of-pocket expenses.

How can I attend the meeting?

        Attendance at the annual meeting is limited to shareholders as of the record date or their proxies. If your shares are registered in your name, the Notice serves as your admission ticket and you must present the Notice at the meeting. If your shares are held by a broker, bank or nominee, you must bring to the meeting a brokerage statement showing ownership as of the record date. Directions to the meeting are included on the proxy card. Shareholders will be admitted to the meeting location beginning at 8:30 a.m., Eastern Time.

What is "householding" and how does it work?

        We have adopted "householding," a procedure approved by the SEC under which multiple shareholders of Hospira stock who reside at the same address will receive a single copy of the Notice, or a single set of annual report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees. If you reside at the same address as another shareholder of Hospira stock and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: Hospira Investor Relations, 275 North Field Drive, Department 051M, Building H1, Lake Forest, Illinois 60045, 224-212-2711. Upon your request, we will promptly deliver a separate copy to you. The proxy statement and our 2012 Annual Report on Form 10-K are also available at www.hospira.com/2013ProxyMaterials. If you participate in householding and you wish to receive a separate Notice or annual report and other proxy materials, you may also contact Broadridge at any time, either by calling toll free 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholders who share the same address and currently receive multiple copies of the Notice, or the annual report and other proxy materials, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Hospira Investor Relations or Broadridge at the contact information listed above, to request information about householding.

OWNERSHIP OF OUR STOCK

        Based on information contained in Schedules 13G or 13G/A filed by BlackRock, Inc., T. Rowe Price Associates, Inc., and The VanGuard Group with the Securities and Exchange Commission, as of December 31, 2012, they owned the following Hospira shares:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	10,545,706	(1)	6.38%
Common Stock	T. Rowe Price Associates, Inc.	10,166,114	(2)	6.15%
	100 E. Pratt Street
	Baltimore, Maryland 21202
Common Stock	The VanGuard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,653,958	(3)	5.84%

(1)
Based on the Schedule 13G filed on January 30, 2013, that reported sole voting power for 10,545,706 shares, and sole dispositive power for 10,545,706 shares.

(2)
Based on the Schedule 13G filed on February 13, 2013, that reported sole voting power for 2,291,575 shares, and sole dispositive power for 10,166,114 shares.

(3)
Based on the Schedule 13G/A filed on February 11, 2013, that reported sole voting power for 286,086 shares, sole dispositive power for 9,381,749 shares, and shared dispositive power for 272,209 shares.

        The following additional table sets forth information regarding ownership of our common stock as of March 11, 2013, by our directors, our chief executive officer, chief financial officer and the three other most highly paid executive officers ("the named officers"), and by all directors and executive officers as a group. Each person named below individually owns less than 1% of our outstanding common stock. Our current directors and executive officers as a group, collectively, own less than 2% of our outstanding common stock.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any share of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Deferred share units held by directors may not be voted or disposed of by the director until the shares are distributed to the director upon or after termination of the director's service on the board. Therefore, deferred share units are not considered to be beneficially owned and are not considered for purposes of determining the percentage of common stock owned by any person. The number of stock options exercisable within 60 days of the date of the table and the number of deferred share units owned by each person are stated separately and not included in the "Number of Shares" column.

Name	Number of Shares	Stock Options Exercisable within 60 Days of March 11, 2013	Deferred Share Units
Non-Employee Directors(1)
Irving W. Bailey, II, Director(2)	15,000	—	34,164.61
Barbara L. Bowles, Director	6,563	—	17,206.83
Connie R. Curran, Director	19,993	—	23,947.79
William G. Dempsey, Director	211	—	13,551.70
Roger W. Hale, Director	15,530	—	14,716.53
Dennis M. Fenton, Director	6,563	—	2,294
Jacque J. Sokolov, M.D., Director(3)	19,169	—	22,424.36
John C. Staley, Chair	0	—	42,081.25
Heino von Prondzynski, Director	17,269	—	0
Mark F. Wheeler, M.D., Director	0	—	29,875.61
Named Officers(4)
F. Michael Ball, Chief Executive Officer and Director	163,336	159,524	—
Richard Davies, Senior Vice President, Chief Commercial Officer	26,483	22,455	—
Sumant Ramachandra, Senior Vice President, Research and Development, Medical and Regulatory Affairs and Chief Scientific Officer(5)	20,895	223,879	—
Neil Ryding, Senior Vice President, Devices	34,990	0	—
Thomas E. Werner, Senior Vice President, Finance, and Chief Financial Officer	42,785	230,288	—
All directors and executive officers as a group(6)	840,356	2,363,826	200,262.68

(1)
Except for Dr. Fenton and Mr. Staley, the number of shares or deferred share units, as the case may be, held by the non-employee directors includes 10,849 shares or units that have not vested and are subject to forfeiture under certain conditions. Dr. Fenton and Mr. Staley held 8,857 and 17,791 deferred share units, respectively, that were not vested and subject to forfeiture under certain conditions.

(2)
The shares held by Mr. Bailey are held indirectly through IWB Investments, L.P.

(3)
The shares held by Mr. Sokolov include the following shares held indirectly: 3,000 shares held indirectly through a profit sharing plan and 2,000 shares held indirectly through his daughters' trusts.

(4)
The table includes shares held in the officers' accounts in the Hospira 401(k) Retirement Savings Plan as follows: F. M. Ball, 0; R. Davies, 0; S. Ramachandra, 271; N. Ryding, 0; and T. Werner, 0; and all executive officers as a group, 9,978. Each officer has shared voting power and sole investment power with respect to the shares held in his or her account under the 401(k) account. The table does not include 664 (for Mr. Werner) and 865 (for Dr. Ramachandra) Hospira phantom shares in Hospira's Non-Qualified Savings and Investment Plan.

(5)
On March 8, 2013, Dr. Ramachandra resigned from the company.

(6)
Includes 34,824 shares and 78,616 deferred share units, as the case may be, held by non-employee directors that are not vested and subject to forfeiture under certain conditions.

 PROPOSAL 1
ELECTION OF DIRECTORS

        The board has historically been divided into three classes, with one class of directors being elected for a three-year term at each annual meeting. There are currently three Class I seats, three Class II seats and five Class III seats. Prior to the 2013 annual meeting, each director was elected to hold office until the third annual meeting after the meeting at which such director was elected and until his or her successor was duly elected and qualified, or until his or her earlier resignation, removal or death.

        In May 2012, the shareholders approved amendments to Hospira's Restated Certificate of Incorporation to phase out the classification of the board of directors over a three-year period, with the phase-out being accomplished as follows:

  (i)
  the Class II directors elected at the 2012 annual meeting will serve out their current three-year term and will stand for re-election at the 2015 annual meeting for a one-year term;

  (ii)
  the Class III directors will stand for re-election at the 2013 annual meeting for a one-year term, and thereafter at the 2014 annual meeting for a one-year term; and

  (iii)
  the Class I directors elected at the 2011 annual meeting will serve out their current three-year term and will stand for re-election at the 2014 annual meeting for a one-year term.

        At and after the 2015 annual meeting, all directors will be elected to a one-year term and the board will no longer be classified.

        On July 25, 2012, as permitted under our bylaws, the board decided to appoint Dennis M. Fenton to Hospira's board as a Class III director with a term to expire at the 2013 annual meeting. Upon the recommendation of its governance and public policy committee, and consistent with the phase-out schedule described above, the board of directors has nominated Connie R. Curran, William G. Dempsey, Dennis M. Fenton, Heino von Prondzynski, and Mark F. Wheeler to be elected to hold office until the 2014 annual meeting. No nominations for directors were received from shareholders and no other candidates are eligible for election.

        If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the shareholder has directed otherwise.

        The board of directors recommends that the shareholders vote FOR the election of Connie R. Curran, William G. Dempsey, Dennis M. Fenton, Heino von Prondzynski, and Mark F. Wheeler to the board of directors for a one-year term until the 2014 annual meeting.

 OUR BOARD OF DIRECTORS

Nominees for Election at the 2013 Annual Meeting

        Connie R. Curran, RN, Ed.D, age 65, has served as our director since 2004. Dr. Curran has served as the president of Curran Associates, a healthcare consulting firm, since July 2006. She previously served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization, from 2003 to July 2006. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services in November 2000, Dr. Curran served as President of Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and case management and home care, until February 2002. Dr. Curran has previously served as Vice President of the American Hospital Association and Dean of the College of Nursing at the Medical College of Wisconsin. Dr. Curran also serves as a director of DeVry, Inc. Within the past 5 years, Dr. Curran also has served as a director of Volcano Corporation (from 2007 to 2011).

        Reasons for Nomination:    As the president or chief executive officer of healthcare consulting firms for several years, Dr. Curran has extensive leadership experience in the medical industry. She has had significant experience as an educator as the Dean of the College of Nursing at the Medical College of Wisconsin. In addition, she received a masters degree in medical surgical nursing from DePaul University. Dr. Curran also has significant experience serving on the boards and committees of other public companies. Dr. Curran's extensive medical background and experience, along with her healthcare consulting and success in executive leadership positions, make her well qualified to serve on the board and its committees.

        William G. Dempsey, age 61, has served as our director since 2011. Mr. Dempsey provided 25 years of service to Abbott Laboratories ("Abbott") (a global broad-based healthcare company), and in his last position at Abbott, from 2006 until his retirement in 2007, served as Executive Vice President, Global Pharmaceuticals. From 2003 to 2006, Mr. Dempsey served at Abbott as its Senior Vice President, Pharmaceutical Operations. From 1982 to 2003, Mr. Dempsey held several other senior management positions at Abbott. Mr. Dempsey currently serves on the board of Landauer Inc. and Nordion Inc.

        Reasons for Nomination:    Mr. Dempsey has 25 years of senior management experience at a large publicly traded healthcare company, including substantial experience overseeing the company's international operations, and its pharmaceutical, hospital and nutritional businesses. His substantial experience in healthcare, particularly in the international, pharmaceutical, and hospital areas, makes him well qualified to serve on the board and its committees.

        Dennis M. Fenton, age 61, has served as our director since 2012. Dr. Fenton is the owner and CEO of Fenton and Associates (biotechnology consulting). Prior to that, for over 25 years, Dr. Fenton held numerous positions, including executive roles in process development, manufacturing, sales and marketing, and research and development at Amgen, Inc., a biotechnology company. Most recently, from 2000 to 2008, he served as the Executive Vice President, Operations at Amgen. Dr. Fenton currently serves on the board of Dendreon Corporation, Kythera Biopharmaceuticals, and Xenoport. He also currently chairs the Scientific Advisory Board and acts as a board observer for Althea Technologies. Within the past five years, Dr. Fenton also has served as a director of Genzyme Corporation (from 2010 to 2011).

        Reasons for Nomination:    Dr. Fenton has over 25 years of experience at a large publicly-traded biotechnology company, including substantial management experience in operations, process development and research and development. Dr. Fenton also has experience serving on the boards and committees of other public companies. His substantial experience in healthcare, particularly in the operations, process development and research and development areas, make him well qualified to serve on the board and its committees.

        Heino von Prondzynski, age 63, has served as our director since 2009. Mr. v. Prondzynski served as chief executive officer of Roche Diagnostics and as a member of the executive committee of F. Hoffman-La Roche Ltd., a Swiss-based healthcare company that develops diagnostic and therapeutic products, from early 2000 to 2005, retiring from Roche at the end of 2006. From 1996 to 2000, Mr. v. Prondzynski held several executive positions at Chiron Corporation, a multinational biotechnology firm that develops biopharmaceuticals, vaccines, and blood testing products, and from 1976 to 1996 at Bayer AG, a German-based maker of healthcare products, specialty materials, and agricultural products. Mr. v. Prondzynski also serves on the board of Qiagen NV, Koninklijke Philips Electronics NV, and Epigenomics AG. Within the past five years, Mr. v. Prondzynski also has served as a director of Nobel Biocare Holding AG, Switzerland (from 2010 to 2011).

        Reasons for Nomination:    Mr. v. Prondzynski has substantial international leadership experience at several multinational healthcare companies with over 30 years of leadership and management experience in the healthcare field. Since those companies were headquartered abroad, his international experience is substantial. In addition, he has significant experience serving on the boards and committees at multinational companies. This substantial history of leadership positions at major international healthcare companies allows him to provide a global business perspective to his service on Hospira's board and its committees, and makes him well qualified to serve on the board and its committees.

        Mark F. Wheeler, M.D., M.P.H., age 63, has served as our director since 2006. From September 2010 until June 2012, when he retired, Dr. Wheeler served as the System Vice President, CIO and CMIO for PeaceHealth, an integrated delivery network of hospitals in the Pacific Northwest. From January 2007 to September 2010, he served as the Director of Clinical Informatics for PeaceHealth. He previously served as Acting Vice President Engineering, Centricity Enterprise Business Unit of General Electric Company, a diversified technology, media and financial services company, from February 2006 to January 2007. He served as chief technical architect of IDX Systems Corporation ("IDX"), a healthcare information technology services provider, from 1997 until December 2005, when IDX was acquired by General Electric, and served on IDX's board of directors from 1999 through 2005.

        Reasons for Nomination:    For over 25 years, Dr. Wheeler worked in the medical research and development field, with a strong emphasis on software development related to medical products. Dr. Wheeler received an M.D. from Yale University and is a former practicing physician. Dr. Wheeler's substantial medical industry experience, particularly related to research and development, along with his medical background, make him well qualified to serve on the board and its committees.

Continuing Directors

Directors Whose Terms Expire in 2014

        Irving W. Bailey, II, age 71, has served as our director since 2004 and served as the lead director from 2007 to 2011. Mr. Bailey served as a Managing Director of Chrysalis Ventures, a private equity management firm, from June 2001 to January 2005, and has served as a Senior Advisor to Chrysalis Ventures since January 2005. Mr. Bailey served as President of Bailey Capital Corporation, a private equity management firm, from January 1998 to June 2001, and as Chief Executive Officer of Providian Corporation, an insurance and diversified financial services company, from 1988 to 1997. Mr. Bailey also serves as Vice Chairman of Aegon, N.V. and as a director of Computer Sciences Corporation.

        Reasons for Continued Service:    Mr. Bailey has extensive management experience in the financial services sector as the former chairman and chief executive officer of a major financial services company, and several years of experience in private equity management. Mr. Bailey also has extensive experience serving on the boards of multinational organizations, most notably, as a member of the board at an internationally based company and as a lead director. Mr. Bailey's strong management and lead director experience provides a valuable source of insight for the board and its committees. For these reasons, Mr. Bailey is well qualified to serve on the board and its committees.

        F. Michael Ball, age 57, joined Hospira as its Chief Executive Officer and as a director in March 2011. Mr. Ball joined Hospira after a 16-year career at Allergan, Inc., a multi-specialty healthcare company, where he held several senior leadership positions. More recently, from February 2006 until joining Hospira, Mr. Ball served as President of Allergan. From October 2003 to February 2006, Mr. Ball served as Executive Vice President and President, Pharmaceuticals of Allergan. Since 2000, Mr. Ball has served on the board of directors of STEC, Inc., a publicly traded manufacturer and marketer of computer memory and hard drive storage solutions.

        Reasons for Continued Service:    Mr. Ball brings more than 25 years of healthcare experience to Hospira, more recently serving in several senior management positions for 16 years at a publicly-traded, multi-specialty healthcare company. As the CEO, Mr. Ball has the primary responsibility for managing the company day-to-day and its business activities and operations. For these reasons, Mr. Ball is well qualified to serve on Hospira's board.

        Jacque J. Sokolov, M.D., age 58, has served as our director since 2004. Dr. Sokolov has served since 1997 as the Chairman and Managing Partner of SSB Solutions, Inc., a national healthcare management consulting, project development and investment firm. From 1987 to 1992, Dr. Sokolov served as the Vice President of Healthcare for Southern California Edison. In 1992, Dr. Sokolov became CEO of Advanced Health Plans Inc., which was acquired in 1994 by Coastal Physicians Group Inc. From 1994 to 1997, Dr. Sokolov served as Chairman of the Board, Chairman of the Executive Committee, and Chairman of the Management Action Committee of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc. Dr. Sokolov serves on the board of directors of MedCath and MyHealthDirect. He also serves as a director for the National Health Foundation, Phoenix Children's Hospital, and the White House Health Project.

        Reasons for Continued Service:    Dr. Sokolov has strong management experience in the healthcare field as a senior corporate officer and the chairman and chief executive officer of a national healthcare management, development and investment firm. Over the years, he was worked extensively with physicians, physician organizations, hospitals/health systems, health plans and pharmaceutical and medical device companies. He also has over 18 years of board experience at three public companies, including service as a chairman of the board, chairman of several committees, and as a member of the audit, governance, public policy and compensation committees. This experience and his understanding of the clinical/business models of healthcare make him well qualified to serve on the board and its committees.

Directors Whose Terms Expire in 2015

        Barbara L. Bowles, age 65, has served as our director since 2008. She recently founded and serves as president of the Landers Bowles Family Foundation, which is dedicated to providing charitable gifts primarily to educational entities in order to support disadvantaged high school and college students. She served as the Vice Chair of Profit Investment Management, an equity investment advisory firm, from January 2006 until retiring in December 2007. She was the founder and served as Chairman (2000 to 2006) and Chief Executive Officer (1989 to 2005) of the Kenwood Group, Inc., an equity investment firm until it was acquired by Profit Investment Management. From 1984 to 1989, Ms. Bowles was Corporate Vice President and Director, Investor Relations, for Kraft, Inc., a diversified packaged food and beverage company. Ms. Bowles serves as a director of Wisconsin Energy Corporation, Lurie Childrens Hospital, the Chicago Urban League, and the Museum of Science and Industry, Chicago. She is a trustee of Fisk University and also serves on the University of Chicago Booth School of Business

Advisory Council. Within the past five years, Ms. Bowles has served as a director of Black & Decker Corporation (from 1993 to 2010).

        Reasons for Continued Service:    Ms. Bowles has extensive management and investment advisory experience as the founder, chairman and CEO of a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments. She has also served as the chief investor relations officer at two large public companies. She has extensive experience serving on the boards of other public companies, including as a presiding director. Ms. Bowles' unique and diverse experiences make her well qualified to serve on the board and its committees.

        Roger W. Hale, age 69, has served as our director since 2006. He has served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy Corporation, he was Executive Vice President of BellSouth Corporation, a communications services company. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale is also a director of Ashland, Inc. Within the past five years, Mr. Hale also has served as a director of H&R Block, Inc. (from 1991 to 2008).

        Reasons for Continued Service:    Mr. Hale has extensive experience leading international operations, as the chairman and chief executive officer at a diversified energy services company and as a senior-level executive at two communications services companies. He also has experience with serving on the board of three large multinational companies, including as a presiding director. He also has substantial experience serving on audit, compensation, finance and governance committees. This strong track record of management and leadership experiences provides a valuable source of insight for the board and its committees, and makes him well qualified to serve on the board and its committees.

        John C. Staley, age 71, has served as our director since 2004, and as the chair of our board of directors since January 2012. Mr. Staley served as the Managing Partner of the Lake Michigan Area of Ernst & Young LLP, a public accounting firm, a position that he held from 1985 to his retirement in June 2001. In addition, Mr. Staley serves as a director of Mattersight Corporation. Mr. Staley is also a member of, and the former Chairman of, the Board of Trustees of DePaul University. Within the past five years, Mr. Staley has also served as a director of Nicor Inc. (from 2008 to 2011).

        Reasons for Continued Service:    Mr. Staley worked for Ernst & Young for more than 35 years, including as a tax practice coordinator in the company's European headquarters, and for 16 years, as an Area Managing Partner with overall responsibility for the audit, tax and consulting practices. Based on that experience, Mr. Staley is an expert in the areas of accounting and auditing, and he provides the board with a valuable source of accounting insight. His experience serving on other boards and committees also makes him well qualified to serve on the board and its committees.

CORPORATE GOVERNANCE

Board Leadership Structure

        Our board of directors is committed to adopting governance policies and practices that promote the most effective and ethical management of the company. In that regard, the board believes that it is important to retain maximum flexibility to determine the company's optimal leadership structure and to choose the best qualified person to serve in the offices of chief executive officer and chairman of the board. At this point in time, the board has determined that having an independent, non-executive chair is the optimal leadership structure for the company because it provides the board with independent leadership and allows Mr. Ball, the company's relatively new chief executive officer, to concentrate on the company's business operations. The independent directors elected Mr. Staley as the non-executive chair. As the non-executive chair, Mr. Staley is responsible for the following:

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  presiding at all meetings of the shareholders and board;

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  ensuring the board is fulfilling its roles and responsibilities as set forth in the company's corporate governance guidelines;

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  communicating with the independent directors between meetings, as appropriate;

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  presiding at all meetings of the independent directors, and taking the lead role in communicating any feedback to the chief executive officer;

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  assisting with the recruitment of board candidates, and with establishing committee memberships and committee chairs;

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  working with committee chairs, as necessary, to ensure committee work is conducted at the committee level and appropriately reported to the board;

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  recommending consultants and outside advisors to the board, as necessary or appropriate;

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  serving as a mentor to the chief executive officer and collaborating with the chief executive officer on setting board meeting schedules and agendas; and

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  assisting with the oversight of the annual performance evaluation of the board and the chief executive officer.

        In addition, the chair may call meetings of the board or the independent directors and may attend meetings of committees on which the chair is not a member. The chair will serve a two-year term, with the possibility of being elected for one additional term of two years. A full description of the chair's roles and responsibilities are included in our corporate governance guidelines, which are available in the investor relations section of our Web site at www.hospira.com.

Board's Role in Risk Oversight

        As stated in our corporate governance guidelines, our board is committed to overseeing the conduct of our company's business so that it is managed by its officers, managers and employees in the long term interests of shareholders. As part of that responsibility, our board regularly discusses the processes that are in place to safeguard our company's assets and mitigate the company's risk. The board's role in risk oversight is consistent with the company's leadership structure, with the chief executive officer and other members of senior management having responsibility for assessing and managing the company's risk exposure, and the board and its committees providing oversight in connection with these efforts. For example, our board reviews the company's enterprise risk management process, the major risks identified through that process, and management's related mitigation strategies. Throughout the year, our board and its committees receive updates, as necessary, on the identified risks and mitigation plans. In addition, each year, the board reviews the company's strategic direction and objectives, and reviews key operational issues or risks related to the long-term strategic plan. The board holds extensive meetings with senior management to discuss the company's long-term operating plans, including the issues and opportunities facing our company in light of industry developments. Throughout the year, the board continues to engage in dialogue with management related to the progress of these plans, including any significant operational issues or risks encountered by the company in executing the plans. Each of our board committees (audit, compensation, governance and public policy, and science, technology and quality) regularly meet and review the major risks and mitigation activities relating to their respective areas of responsibility and oversight.

Meetings

        Our board of directors held 6 meetings during 2012. Other than Dr. Fenton, no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of the board of directors on which such director served. Dr. Fenton, a new director who joined the board in July 2012, was not able to attend 75% of the total number of meetings due to a death in the family that prevented him from participating in the October board and committee meetings. We have no formal policy on director attendance at our annual meetings but we encourage all of our directors to attend annual meetings. All of our directors serving at the time attended the 2012 annual meeting.

        Our independent directors generally meet in an executive session without management present at every regularly scheduled board meeting. As the chair during 2012, Mr. Staley presided at these executive sessions.

Independence

        The board annually determines the independence of directors. No director may qualify as independent unless the board of directors affirms that the director has no material relationship with us. As required by our corporate governance guidelines, the board will consider all relevant facts and circumstances in connection with that determination, including the following:

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  a director who is, or has been within the last three years, our employee, or whose immediate family member is, or has been within the last three years, our executive officer is not independent;

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  a director who receives, or whose immediate family member receives, more than $120,000 from us in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as a non-executive employee, during any 12-month period in the last three years is not independent;

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  a director who, or whose immediate family member, is a current partner of a firm that is our internal or external auditor is not independent;

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  a director who is a current employee of a firm that is our internal or external auditor is not independent;

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  a director with an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally worked on our (or a subsidiary's) audit is not independent;

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  a director who, or whose immediate family member, was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that time is not independent;

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  a director who is employed, or whose immediate family member is employed, or has been employed in the last three years, as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee is not independent;

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  a director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent; and

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  a director who is an executive officer of a charitable organization that receives charitable contributions (other than matching contributions) from us that are in excess of the greater of $1 million or 2% of such charitable organization's consolidated gross revenues is not independent.

        In February 2013, our board determined that Mr. Bailey, Ms. Bowles, Dr. Curran, Mr. Dempsey, Dr. Fenton, Mr. Hale, Dr. Sokolov, Mr. Staley, Mr. v. Prondzynski, and Dr. Wheeler are independent within the meaning of our director independence standards and the listing standards of the New York Stock Exchange. In making these independence determinations, the board was not aware of any disqualifying relationship under the above criteria and, additionally, was not aware of any other relationship between such director and Hospira that would affect his or her independence. Relationships considered by the board not to impair independence are described below.

        We sell products in the ordinary course of business to hospitals affiliated with PeaceHealth, Dr. Wheeler's former employer. Dr. Wheeler retired from PeaceHealth in June 2012. We do not believe that the business relationship is material to either party in amount or significance. Sales to PeaceHealth-affiliated hospitals represented less than 1% of Hospira's and PeaceHealth's net revenues. Dr. Wheeler is no longer employed at PeaceHealth, and was not an executive officer of PeaceHealth or the affiliated hospitals and was not compensated by us or PeaceHealth directly or indirectly as a result of such business. Accordingly, the board determined that he did not have a material interest in such business relationship and that such business relationship is not a material relationship with Dr. Wheeler.

        Our director independence standards are included in our corporate governance guidelines, which are available in the investor relations section of our Web site at www.hospira.com.

Committees of the Board of Directors

        Our board of directors has the following committees:

Audit Committee

        Ms. Bowles (chair), Mr. Bailey, Mr. Dempsey, Dr. Fenton and Dr. Wheeler serve on the audit committee. During 2012, the audit committee met 12 times. All members of the committee must be independent and must satisfy the audit committee member eligibility requirements of the New York Stock Exchange and the SEC. Our board determined that Ms. Bowles, Mr. Bailey, Mr. Dempsey, Dr. Fenton and Dr. Wheeler are financially literate and eligible to serve on the committee.

        Our board has designated Ms. Bowles and Mr. Bailey as "audit committee financial experts," within the meaning of the rules of the SEC.

        The primary functions of the committee include:

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  meeting periodically with our management, internal auditors and independent registered public accounting firm regarding our internal controls, accounting and financial reporting;

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  appointing and evaluating the independent registered public accounting firm;

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  reviewing and discussing our financial statements and financial press releases with our management and independent registered public accounting firm;

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  reviewing and discussing our major financial risk exposures and the steps management has taken to monitor and control those exposures with our management, internal auditors, and independent registered public accounting firm; and

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  establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting matters.

        Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee.

        The audit committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility criteria for committee members are included in the charter. A copy of the report of the audit committee is on page 54.

Compensation Committee

        Mr. Hale (chair), Dr. Curran, Dr. Sokolov, and Mr. v. Prondzynski serve on the compensation committee. During 2012, the compensation committee met five times. All members of the compensation committee must be independent and must be "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. Our board determined that Mr. Hale, Dr. Curran, Dr. Sokolov, and Mr. v. Prondzynski are eligible to serve on the committee.

        The primary functions of the committee include:

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  reviewing and determining the executive officers' compensation;

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  reviewing and, as it deems appropriate or as required by regulations, recommending to the board of directors, policies, practices and procedures relating to the compensation of our officers, other managerial employees and non-employee directors and the establishment and administration of our employee benefit plans; and

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  exercising authority under our employee equity incentive plan and management incentive plans. (The committee may delegate the responsibility to administer and make grants under these plans to management except to the extent such delegation would be inconsistent with applicable laws or regulations.)

        For a description of how the compensation committee administers our executive compensation program, please see "2012 Compensation Discussion and Analysis—Discussion of Compensation Program—General Administration" later in this proxy statement. The compensation committee has engaged Towers Watson as its independent compensation consultant. Towers Watson provides counsel and advice on executive and non-employee director compensation matters, including providing information regarding the peer groups against which performance and pay should be examined. For a further description of the services provided by Towers Watson, please see "2012 Compensation Discussion and Analysis—Discussion of Compensation Program—General Administration" later in this proxy statement.

        The compensation committee has adopted a policy that prohibits Towers Watson from performing any other services to the company other than the duties Towers Watson performs as the compensation committee's independent consultant. This is intended to strengthen the independence of Towers Watson and avoid any future conflicts of interest. However, in 2012, Towers Watson was allowed to provide limited employee communications related services in connection with changes to the company's annual cash incentive program and received approximately $9,000 for such services. For services rendered to the committee related to executive compensation, in 2012, the committee authorized payment to Towers Watson of approximately $300,741. The compensation committee assessed the independence of Towers Watson in 2012 pursuant to Securities and Exchange Commission rules and concluded that Towers Watson's work for the compensation committee does not raise any conflict of interest.

        The compensation committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter. A copy of the report of the compensation committee is on page 40.

Governance and Public Policy Committee

        Dr. Curran (chair), Ms. Bowles, Mr. Hale, and Mr. Staley serve on the governance and public policy committee. During 2012, the governance and public policy committee met five times. All members of the governance and public policy committee must be independent. Our board determined that Dr. Curran, Ms. Bowles, Mr. Hale, and Mr. Staley are eligible to serve on the committee.

        The functions of the committee include:

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  developing the general criteria for selecting members of the board of directors and assisting the board in identifying and attracting qualified candidates;

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  recommending to the board of directors the nominees for election as directors, considering the criteria described herein and any potential nominees recommended by our shareholders;

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  recommending to the board of directors persons to be elected as executive officers;

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  reviewing and assessing the adequacy of our corporate governance guidelines;

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  providing general oversight over certain compliance programs, policies and procedures; and

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  providing general oversight over certain company political and charitable activities.

        The process used by the committee to identify a nominee to our board of directors depends on the qualities being sought. Board members should have backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. Candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, and prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board of directors' oversight role with respect to our business and affairs. The committee's criteria for the selection of, and qualifications desirable in, members of the board, are included in an outline for directorship qualifications, which is an exhibit to the company's corporate governance guidelines, which can be found on our Web site, www.hospira.com. As stated in that outline, among other attributes, our directors should have strong management experience, experience with multinational operations, or other desirable experience, such as experience with hospital products, hospital administration, medical or pharmaceutical products, medical research and development, finance or international business. It is also the committee's desire for the board to include a range of ages and a diversity of ethnicity, gender, experience, knowledge and geography. The committee defines diversity broadly and evaluates candidates not only on the attributes described above, but also considers whether the candidate enhances the current diversity of the board. The committee uses a skills and qualifications matrix, which includes several diversity characteristics, to ensure that the overall Board membership supports this diversity policy. In addition, as part of the annual self-evaluation process, the board and all of the committees assess whether or not the board and the committees have the appropriate diversity, as well as the appropriate experience, education and skills for the current issues facing the company.

        Director candidates can be referred to the committee from a variety of sources, including by our officers, directors and shareholders. The committee has from time to time enlisted a third-party search firm to assist it in identifying and evaluating qualified candidates. The committee has the sole authority to engage director candidate search firms. In 2012, Dr. Fenton was added to Hospira's board. He was recommended by a third-party search firm hired by the committee to assist it in identifying qualified candidates.

        If the board determines to seek a new member and a candidate is referred to the committee, the committee will review the candidate's qualifications in light of the attributes being sought by the board. If the committee determines that a candidate's qualifications are potentially suitable for service on the board, the committee will conduct an investigation of the candidate's background. Typically, candidates are interviewed by one or more members of the committee, and our chair before being nominated for election to the board.

        A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chair of the governance and public policy committee or to our secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees. The committee will consider potential nominees recommended by shareholders, but has no obligation to recommend such candidates. The evaluation criteria are the same for each person considered for nomination to the board.

        The governance and public policy committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter.

Science, Technology and Quality Committee

        Dr. Wheeler (chair), Mr. Bailey, Mr. Ball, Ms. Bowles, Dr. Curran, Mr. Dempsey, Dr. Fenton, Mr. Hale, Dr. Sokolov, Mr. Staley, and Mr. v. Prondzynski serve on the science, technology and quality committee. The committee provides general oversight as to the strategic goals, objectives, and the direction of our research and development programs, including our product pipeline. The committee also oversees the company's product quality and safety initiatives. The committee met five times during 2012.

        The science, technology and quality committee is governed by a written charter, which is available on our Web site at www.hospira.com.

Director Share Ownership Guidelines

        Within five years after joining the board, each non-employee director is required to own and retain a minimum number of shares of Hospira common stock or deferred stock units equal to the lesser of i) 7,500 shares of Hospira common stock or ii) the number that is five times such director's annual retainer fees (currently $325,000). The director must maintain that minimum throughout his or her service on the board. For purposes of the ownership guidelines, common stock includes restricted stock, restricted stock units and deferred stock units awarded to non-employee directors. All non-employee directors have attained such minimum.

Communicating with the Board of Directors

        You may communicate with our board of directors by writing a letter to our chair. You may contact our independent directors by writing a letter to the chair of our audit committee (for accounting or disclosure matters), or any of our other independent directors.

        The letter should be addressed to:

  Director Communications
  Hospira General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H1
  Lake Forest, Illinois 60045

        Our general counsel and secretary will review the communication and forward the communication to the addressee or, in the absence of an addressee, to the director or directors he believes to be most appropriate.

Corporate Governance Materials

        Our corporate governance guidelines, our code of business conduct and ethics, and the charters of our audit committee, compensation committee, governance and public policy committee, and science, technology and quality committee are available in the investor relations section of our Web site at www.hospira.com. We will provide a copy of any of these materials to any shareholder free of charge upon written request to:

  Corporate Governance Material Request
  Hospira General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H1
  Lake Forest, Illinois 60045

Compensation Risk Assessment

        Our management and compensation committee have evaluated our compensation policies and practices for all of our employees, including our executive and non-executive officers, to determine whether they create risks that are reasonably likely to have a material adverse effect on the company. We believe that our compensation programs do not encourage excessive risk taking and, thus, do not create risks that are reasonably likely to have a material adverse effect on the company for several reasons, including the following:

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  Fixed vs. Variable Pay.  The balance between fixed and variable pay varies by job level. Corporate officers have a larger portion of their compensation in variable vehicles (such as performance-based annual bonuses, performance share units and stock options that vest over a three- or four-year period). These are designed to motivate performance and provide strong shareholder returns over the long-term. Officers, more than other employees, have a greater opportunity to influence long-term performance. Accordingly, at the general employee level, the greatest portion of compensation is fixed. The fixed component of compensation does not encourage risk taking because it is a fixed amount. The variable portion does not encourage excessive risk taking since that portion is based on multiple indicators of performance, thus diversifying the risk associated with any single performance indicator. Overall, the compensation mix for all of our employees is competitive to the market and provides a balanced mix between our fixed components, annual incentive, and equity awards.

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  Short-Term vs. Long-Term Variable Incentive Pay.  Again, the mix of short-term and long-term incentives is driven by the employee's role in the organization. Greater long-term incentives are provided to those roles that most directly impact the long-term strategy of the company, i.e., senior executives and officers. Our short-term incentive pay for all employees is based on the annual goal process, which is administered to motivate the results needed to achieve the approved business plan. In this process, the balance between risk and reward, both to participants and shareholders, is considered. Specific financial measures are considered as well as the necessity of achieving strategic objectives that contribute to the long-term success of the company and to shareholder value creation. In 2012, the compensation committee enhanced the short-term incentive program by utilizing a funding mechanism, under which payouts would not be funded under the program until the company achieved a certain threshold level of net income. Moreover, within the company, certain checks and balances exist in the conduct of the business, including audit, quality and financial approval processes that assist in managing business risk. Our long-term incentive pay for our officers and senior executives includes performance share units, which are earned based on a total shareholder return (TSR) measure over a three-year performance period relative to a designated peer group. This supports a longer-term orientation. Moreover, since the performance cycles overlap, one year's actions may impact three performance cycles, which further encourages a long-term focus.

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  Retirement Programs.  Our pension plan and supplemental pension plan were frozen as of December 31, 2004. Our other retirement programs are structured to be competitive with local practice, and provide a reasonable benefit which is comparable to the benefits provided to all other employees. Thus, we do not believe that our active retirement programs promote risky behaviors or strategies.

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  Recoupment Policy.  Our corporate officers are subject to a recovery policy, as described in the section captioned "2012 Compensation Discussion and Analysis—Other—Executive Compensation Recovery Policy."

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  Stock Ownership Guidelines.  In order to further align the interests of management with our shareholders, we have share retention and ownership guidelines for our senior management. These ownership guidelines are described in the section captioned "2012 Compensation Discussion and Analysis—Other—Executive Share Retention and Ownership Guidelines."

        Based on our analysis, we believe our compensation policies enhance our company's business interests by encouraging innovation and appropriate levels of risk taking. This analysis was supported by the compensation committee's independent consultant, Towers Watson. Additional information about our executive officer compensation practices and policies is included in the section captioned "2012 Compensation Discussion and Analysis."

 DIRECTOR COMPENSATION

        No changes were made to director compensation in 2012. Director compensation is reviewed and approved annually by the board, on the recommendation of the compensation committee. The compensation committee has engaged an independent consultant, Towers Watson, to assist it in the performance of these duties. During 2012, the committee performed its annual review of the company's director compensation program and concluded that the program remained consistent with competitive market practice. The committee aims to provide a compensation program for the directors that is competitive and works to attract and retain high quality directors. Consistent with this desire, the compensation committee, in consultation with the consultant, has determined that it is appropriate to generally target total director compensation at the market median of the company's peer group. The 2012 analysis indicated that director pay was below market median, but the committee determined not to adjust director pay in 2012. The peer group for the committee's analysis in 2012 included the companies listed in the section captioned "2012 Compensation Discussion and Analysis—Discussion of Compensation Program—Market Data Used to Benchmark Pay."

Cash Compensation

        Under the company's director pay program, our non-employee directors receive an annual cash retainer in the amount of $65,000. Employees are not compensated for serving on the board or board committees. Beginning in 2012, the director who served as chair of the board receives an additional annual retainer of $45,000. Each director who serves on a committee created by the board receives an additional annual committee retainer fee of: (1) $5,000 for the science, technology, and quality committee, the governance and public policy committee, and any other permanent or temporary committee established by the board; (2) $10,000 for the compensation committee; and (3) $17,500 for the audit committee. Each director who serves in the role of chair of any committee receives an additional annual retainer fee of: (1) $12,500 for the science, technology, and quality committee, governance and public policy committee, and any other permanent or temporary committee established by the board; (2) $20,000 for the compensation committee; and (3) $25,000 for the audit committee. The differences in pay for the various committees were based upon the number of meetings generally held by the committees, as well as the peer group compensation data provided by the consultant.

        The board has also established a global travel allowance fee, which is paid to compensate a director for international travel to attend a board or committee meeting. This travel allowance fee is currently set at $2,000 for each meeting that requires international travel.

Stock Compensation

        In addition to cash compensation, the company's director compensation program also utilizes equity awards to further align the interests of directors with the company's shareholders. On the last day of the calendar quarter in which our 2012 annual meeting was held, each non-employee director received an annual grant of restricted stock, which will generally vest as of the first regularly scheduled annual meeting of shareholders following the date of grant. For each such grant, the number of shares of restricted stock granted to each director was that number of shares equal in value to $150,000 as of the date of grant. Beginning in 2012, the director who served as chair of the board received an additional grant of restricted stock that is the number of shares equal in value to $110,000. In accordance with IRS regulations, each director is given the option of converting the restricted shares into restricted stock units. While serving on the board, directors may dispose of stock received from the vesting of restricted stock grants if they have met the minimum holding requirements under the company's share ownership guidelines for directors. The directors' ownership guidelines are included in the section captioned "Corporate Governance—Director Share Ownership Guidelines."

 Deferral Program

        Non-employee directors may elect to defer all or a portion of their fees and restricted stock awards. The cash-based fees will be deferred into a stock unit account. Restricted stock may, based on an election by the director, be deferred and granted as restricted stock units and recorded in the director's stock unit account. The stock unit account will be paid out in the form of company stock, at the director's prior election, in a lump sum on the first business day after the calendar quarter in which the director's service terminates or in up to 10 annual installments from and after that date.

2012 Director Compensation

        The following table shows the amount and form of compensation paid to each of our non-employee directors during 2012. Compensation includes annual retainer fees, board chair fees, committee and committee chair retainer fees, and restricted stock awards.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Irving W. Bailey, II	$89,500	$150,000	$0	$239,500
Barbara L. Bowles	102,000	150,000	0	252,000
Connie R. Curran	94,500	150,000	0	244,500
William G. Dempsey	89,500	150,000	0	239,500
Dennis M. Fenton	39,674	75,000	0	114,674
Roger W. Hale	97,000	150,000	0	247,000
Jacque J. Sokolov	82,000	150,000	0	232,000
John C. Staley	122,000	296,666	0	418,666
Heino von Prondzynski	88,000	150,000	0	238,000
Mark F. Wheeler	97,000	150,000	0	247,000

(1)
This column consists of the amounts described above under "Cash Compensation." Dr. Sokolov chose to defer his cash fees in 2012.

(2)
This column consists of the amounts described above under "Stock Compensation." The value of Hospira stock awards is the grant date value of the award. The awards are valued based on the average of the high and low market price of Hospira common stock on the grant date. The cost resulting from the restricted stock award is recognized over the one-year vesting period based on the fair value of the stock on the date of grant. Mr. Bailey, Ms. Bowles, Mr. Dempsey, Dr. Fenton, Mr. Hale, Dr. Sokolov, Mr. Staley and Dr. Wheeler elected to defer their restricted stock awards into a stock unit account. The number of deferred share units held by each director as of March 11, 2013 is included in the share ownership table under the section captioned "Ownership of Our Stock."

(3)
Each of the directors (except for Dr. Fenton and Mr. Staley) held 10,849 restricted shares or restricted share units that were not vested and were subject to forfeiture under certain circumstances. Dr. Fenton and Mr. Staley held 8,857 and 17,791 restricted share units, respectively, that were not vested and were subject to forfeiture under certain conditions. The non-employee directors had no options outstanding.

2012 COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis explains how our executive compensation program is administered and provides a general discussion of the philosophy underlying our executive compensation program. This section also includes the elements of our executive compensation program, the compensation paid to our chief executive officer ("CEO"), chief financial officer ("CFO") and the three other most highly paid executive officers (the "named officers" or "NEOs") during 2012, and other relevant matters involving our executive compensation program. Please read this compensation discussion and analysis in conjunction with the information contained in the executive compensation tables immediately following this section.

Executive Summary

        The overriding goal of our executive compensation program is to align the interests of our shareholders for long-term growth with our ability to attract, retain and motivate the best people from the industries where we compete for talent. For that reason, we favor variable pay opportunities based on performance over fixed pay. We view total direct compensation as comprising three elements: base salary, an annual cash incentive award, and a long-term equity incentive award. Pay for performance compensation (in the form of the targeted annual cash incentive and long-term incentive grants of performance share units and stock options) comprised over 80% of our named officers' total direct compensation (the sum of the full year salary, targeted annual cash incentive and long-term incentives) in 2012.

2012 Business Overview and Impact on Executive Compensation

        2012 was a transformative year for Hospira, during which the company focused on advancing its quality improvement initiatives as well as driving its global expansion efforts. Both are still underway and are expected to drive long-term results; during 2012, Hospira made significant progress as evidenced by the following milestones:

  •
  Despite the quality and related manufacturing challenges, Hospira achieved net sales growth of 1% for the full-year 2012, as compared to the prior year, as net sales grew to $4.1 billion;

  •
  Hospira expanded globally in 2012 with 108 new-to-country injectable drug launches consisting of 19 compounds (including the successful re-launch in the U.S. of oxaliplatin injection, an oncolytic drug used in the treatment of colon cancer);

  •
  Hospira established a direct sales presence in China, better enabling the promotion of the pharmaceutical and device portfolio directly to customers in that growing market;

  •
  Hospira continued to advance its biosimilar pipeline, by advancing the Phase III clinical trials for biosimilar erythropoietin in the U.S. and submitting a dossier for infliximab in Europe;

  •
  Hospira submitted its application for pediatric extension for Precedex™ to the FDA;

  •
  Hospira announced an agreement to acquire an active pharmaceutical ingredient manufacturing and research and development facility from Orchid Chemicals & Pharmaceuticals Ltd., which would allow Hospira to vertically integrate and improve its cost position in certain beta-lactam antibiotics; and

  •
  Hospira continued to invest in remediation actions across its global manufacturing footprint, and invested in modernization at its plants, including investments in a new laboratory and visual inspection equipment.

        To address both the quality-improvement and global expansion initiatives simultaneously during the year, Hospira strengthened and broadened its executive management team. During the year, Hospira hired several senior leaders, two of whom became NEOs: Richard Davies as Senior Vice President, Chief Commercial Officer, and Neil Ryding as Senior Vice President, Devices. Together in 2012, the new leaders worked with the company's existing senior leadership team to transform the company's quality, commercial and operational organizations. Our new senior leadership team is viewed as an integral component to the operational turnaround and growth of the company.

        Despite the significant accomplishments during 2012, Hospira's financial results and operational performance were impacted by the supply challenges and increased costs resulting from the company's quality improvement efforts. Hospira's management expects such quality investments will have an adverse impact on the financial results in the short-term, but believes its business prospects remain strong and the investments will position Hospira to be stronger and more competitive in the long-term. For 2012, Hospira reported adjusted net income of $333.3 million. This amount of adjusted net income was deemed to be a strong indicator of sustainable profitability, especially given the quality and supply challenges. The company also achieved free cash flow of $188 million, and achieved the corporate performance goal above threshold. (For a description of how adjusted net income and free cash flow are calculated, and the corresponding metrics under generally accepted accounting principles, see the table captioned "Hospira Performance Incentive Plan (PIP) Measures" in this "2012 Compensation Discussion and Analysis.") Consistent with our performance-based approach, this resulted in an annual cash incentive payout for 2012 of no greater than 43.5% of target. The table below lists the target annual incentive amount for each named officer, and the actual annual incentive paid to the named executive officers for 2012 performance:

Name	2012 Annual Incentive Plan Target	Actual 2012 Annual Incentive Award
Mr. Ball	$1,191,923	$518,486
Mr. Davies	269,152	117,081
Dr. Ramachandra	409,430	178,102
Mr. Ryding	158,173	45,900
Mr. Werner	363,599	158,166

        The strong alignment between named officer compensation and shareholder value is also illustrated by the following metrics:

  •
  Underwater Stock Options:  As of December 31, 2012, the stock options granted to the NEOs in the last three years had exercise prices that were above Hospira's market price. Thus, as of the end of the year, the named officers were not able to realize any benefit from the stock options granted over the last three years.

  •
  No Payout of Performance Share Units:  Based on Hospira total shareholder return as of December 31, 2012, no performance share units vested from the 2010 performance share unit award. In addition, no performance share units were vested from the 2011 or earned or vested from the 2012 performance share unit awards, resulting in the named officers not currently realizing any benefit from the performance share units granted over the last three years.

        Moreover, the compensation committee believes that the company's pay for performance philosophy is illustrated in the following table, which shows the actual and realizable pay for the named executive officers in 2012, and which the committee believes is commensurate with the company's operational performance. The committee believes it is important to consider the amount of compensation actually paid and realizable than the amount of potential compensation that is the basis for the use of grant date fair values as mandated by the Securities and Exchange Commission in the Summary Compensation Table on page 41.

 ACTUAL AND REALIZABLE COMPENSATION IN 2012(1)

Name	Salary	2012 Option Awards Value at 12/31/2012(2)	2012 Stock Awards Value at 12/31/2012(3)	Non-Equity Incentive Award	Other(4)	Total
Mr. Ball	$993,269	$0	$0	$518,486	$0	$1,511,755
Mr. Davies	384,503	0	0	117,081	200,000	701,584
Dr. Ramachandra	511,788	0	0	178,102	0	689,890
Mr. Ryding	225,962	0	877,282	45,900	421,000	1,570,144
Mr. Werner	454,500	0	0	158,166	0	612,666

(1)
For an itemization of the compensation amounts required to be disclosed pursuant to SEC rules, in particular, Item 402 of Regulation S-K, please see the Summary Compensation Table.

(2)
No value was realized by each named executive officer for the 2012 stock option awards since the awards had exercise prices above Hospira's closing market price of $31.24 at December 31, 2012.

(3)
The named executive officers had no performance share units that were earned and/or vested based on 2012 performance. The amount listed for Mr. Ryding represents the value of a 2012 grant of restricted shares, based on the closing market price of $31.24 at December 31, 2012.

(4)
The amounts for Mr. Davies and Mr. Ryding represent one-time sign-on bonuses to recruit them to Hospira (reported in the "Bonus" column in the Summary Compensation Table).

Committee Decisions in 2012

        The compensation committee made a number of decisions in 2012, including:

  •
  Consideration of 2012 Shareholder Advisory Vote.  The compensation committee considered the results of the 2012 shareholder advisory vote on executive compensation, in which more than 84% of the votes cast supported the company's executive compensation. These voting results communicated our shareholders' endorsement of the committee's decisions and policies to date. Despite the affirmative vote, the committee believes that a continuous review of the executive compensation programs for alignment with performance is in the best interests of shareholders. The committee values the shareholders' endorsement, and while it made few changes to the compensation programs in 2012, the committee did implement certain changes, as noted below, to further align the annual incentive plan with the company's performance. The committee will continue to consider shareholder input when making its executive compensation decisions.

  •
  Annual Incentive Plan.  The committee revised and adjusted the performance metrics used in the annual cash incentive program for 2012 to ensure the program incentives continued to align with shareholder interests and business goals.

  •
  Change in Performance Metrics. The committee decided to eliminate net sales as a performance metric for 2012, and placed greater emphasis on adjusted net income, which the committee viewed as a stronger indicator in 2012 of profitable growth and sustained long-term performance.

  •
  Funding Mechanism. The committee also decided to utilize a funding mechanism for incentive pay, ensuring that payouts would not be funded under the program until a certain threshold level of net income was achieved. The committee believes that incorporating a self-funding mechanism into the design strengthens the company's pay for performance philosophy.

  •
  Performance-Based Grant to Chief Executive Officer.  Consistent with the goal of aligning shareholder interests for long-term growth with the ability to retain key employees, the committee determined to award our CEO a performance-based stock option award with the normal long-term incentive award. For a description of the performance features of this option grant, see the section captioned "Long-Term Equity Compensation—Performance Stock Options." In making this grant, the committee considered Mr. Ball's strong leadership and contributions to the company's long-term strategy, prior award levels, and the importance of Mr. Ball continuing as CEO to the transformative agenda of the company, while at the same time, linking any future pay-out under this performance award to a sustained and significant increase in company stock price, consistent with the interests of shareholders.

  •
  Compensation Decision for New NEOs.  Mindful of the company's transformative agenda related to the quality, commercial and operational organizations, and the importance of those initiatives to the long-term, sustainable health of the company, the committee approved the compensation of our new NEOs, Mr. Davies and Mr. Ryding. In approving their total compensation opportunity, including a one-time sign-on bonus and equity buy-out grant, the committee considered competitive market practice, as well as the importance of attracting these highly-accomplished leaders to the operational turn-around of the company.

  •
  Annual and Long-Term Incentive Mix.  To maintain the pay for performance philosophy, the committee did not increase the target annual incentive award percentage for the named officers, and retained the mix of long-term incentives for the normal annual grant, with performance share units representing 60% of the annual long-term award for the CEO and 50% for the other named officers.

  •
  Change of Control.  Beginning January 1, 2013, all named officers were covered under change of control agreements that contained provisions consistent with best practices, including: i) no automatic renewals, ii) a double trigger for severance, and iii) no excise tax gross-up provisions.

Compensation Best Practices

        In addition to the compensation decisions the committee made in 2012, the committee continued the following compensation best practices:

  •
  Risk and Clawback.  The committee reviewed the company's compensation programs and policies for features that may encourage excessive risk taking. The committee believes that the executive compensation program does not encourage executives to take unnecessary or excessive risks that could threaten the value of the company. However, as a matter of best practice, the committee continues to have a recoupment or "clawback" policy, as described more fully under "Other—Executive Compensation Recovery Policy."

  •
  Tax Gross-Ups.  We do not provide income tax gross-ups in our severance programs, nor do we provide tax gross-ups for personal benefits, other than for certain relocation or expatriate benefits.

  •
  Share Ownership Requirements.  The committee has established ownership guidelines for the company's officers and directors, and if the officer guideline is not met within the required time frame, the guidelines prohibit officers from selling any shares (except to meet tax withholding obligations or the cost of option exercises) until the required levels are met. Furthermore, officers and directors are prohibited from engaging in any hedging transactions involving Hospira securities, and are prohibited from holding Hospira securities in a margin account or otherwise pledging Hospira securities as collateral for a loan.

  •
  Incentive Plan Provisions.  The equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

  •
  Retirement Programs.  The company's legacy pension plan and supplemental pension plan from its parent company were frozen as of December 31, 2004. No NEO has frozen benefits under this legacy program.

Discussion of Compensation Program

General Administration

        The compensation committee of our board oversees our executive compensation program. The committee consists entirely of independent directors and makes compensation decisions involving all of our corporate officers, including our named executive officers. The compensation committee makes recommendations, and the independent members of our full board further review and approve all components of compensation decisions involving our CEO, including his base salary, annual cash incentive and long-term incentives. The committee has engaged an independent consultant, Towers Watson, to assist it in the performance of its duties. The consultant regularly provides the committee with analyses of competitive practice and compensation relevant to the company's executive jobs and industry. In addition, the committee routinely requests and receives information from the consultant with regard to executive officer pay, long-term incentive award levels and other executive compensation matters of concern to the committee. The consultant reports directly to the committee. The committee has the sole authority to retain or terminate the consultant.

Role of Management in Compensation Decisions

        Our senior vice president, organizational transformation and people development ("chief human resources officer"), works with our CEO to develop recommendations on matters of compensation philosophy, plan design and specific awards for executive officers. In conjunction with our chief human resources officer, our CEO assesses performance and makes pay recommendations to the committee for each executive officer other than himself. Towers Watson provides competitive data for our corporate officers and makes independent recommendations on competitive pay to the committee. The committee considers all of these recommendations and makes decisions as it deems appropriate. In making these decisions, the committee considers multiple factors, including individual performance, achievement of goals, desired versus actual competitive compensation position and retention importance. Compensation recommendations for our CEO are reviewed by the chair of our compensation committee in executive session with the independent members of our full board prior to final approval by the independent directors. Our chief human resources officer generally attends, and our CEO and general counsel typically attend committee meetings but are not present for any discussion of their own compensation.

Principles

        At Hospira, we have designed our pay programs to help reinforce our key strategies and reward the successful execution of those strategies. We intend for our program to reflect competitive market practice and to provide an appropriate mix of short-term and long-term rewards to motivate and reward the achievement of the company's goals and strategies in a way that does not encourage unnecessary or excessive risk-taking.

        In order to attract and retain the quality of talent needed to be successful in Hospira's industry, the committee targets total direct compensation (the sum of base salary, an annual cash incentive award and a long-term equity incentive award) at the 60th to 65th percentile. The targeted amounts are based on an analysis of the compensation practices of the competitive market. Based on our market data, the committee believes that our total direct compensation is generally at or below the 60th percentile.

        For 2012, the pay mix for our CEO and our other named officers was as follows:

Market Data Used to Benchmark Pay

        With the assistance of its independent compensation consultant, Towers Watson, the committee benchmarks all elements of our executive compensation. Our executive's pay elements are benchmarked against a peer group of public companies selected annually from the health care industry and that fall within a reasonable range of comparison factors, such as Hospira's market capitalization, revenue, and assets. The peer companies also reflect Hospira's product markets and the talent pool from which employees are recruited. Based on such criteria, the committee included the following companies in the peer group for the competitive analyses for 2012 compensation:

Peer Group Market Data

	Financial Data ($000,000)
	Market Capitalization(1)	Revenue(1)	Assets(1)
Allergan, Inc.	$27,918	$5,700	$8,509
Baxter International Inc.	34,946	14,031	19,073
Becton Dickinson & Company	15,222	7,974	10,430
Biogen Idec Inc.	32,894	5,425	9,050
Boston Scientific Corp.	7,435	7,276	21,290
CareFusion Corporation	5,954	3,601	8,488
Celgene Corporation	31,644	5,343	10,006
CR Bard, Inc.	8,006	2,947	3,931
Forest Laboratories, Inc.	9,127	3,826	7,492
Gilead Sciences, Inc.	51,160	9,315	17,303
Hospira, Inc.(2)	5,115	3,990	5,779
Mylan Inc.	10,549	6,625	11,598
St. Jude Medical, Inc.	12,251	5,538	9,005
Stryker Corp.	20,177	8,534	12,405
Watson Pharmaceuticals Inc.	11,196	5,709	6,698

(1)
The market capitalization amount listed for each company is as of November 1, 2012. The revenue amount listed for each company is the trailing 12-month revenue for that company as of September 30, 2012. The assets listed for each company is as of their fiscal year-end.

(2)
Hospira is included in the list solely for ease of comparison.

        Towers Watson's competitive analyses also include relevant published survey benchmark data from the pharmaceutical/biotech and general industries which the committee used as secondary sources of information to supplement the peer group analysis. The peer group and published surveys together were used to determine market pay opportunities for salary, annual and long-term incentives, and total direct compensation (the sum of salary, annual cash incentive and long-term incentives).

        When making executive compensation decisions, the committee also reviews executive tally sheets for each named officer that reflect the total compensation opportunity, realizable compensation, and the aggregate value of all long-term incentive grants.

Hospira Compensation Elements

Base Salary

        Hospira targets its base salaries at the market median, based on an analysis of the competitive peer group. We determine and adjust an executive's base salary by assessing sustained performance against individual job responsibilities, the impact of performance on our business results, current salary in relation to the competitive market for the job, experience and potential for advancement. We administer the same standards for base salary increases for Hospira's executives as for other salaried employees.

        For the named officers hired in 2012, the base salaries were set at a level to attract them to Hospira and were based on competitive data provided by Towers Watson. For all other named officers in 2012, the compensation committee compared their salaries against the competitive data provided by Towers Watson, which showed the named officers' base salaries were below market median. Based on that analysis and the fact that no merit increases were made to the salaries in 2011, the committee determined that it should increase the base salaries for 2012 to move them towards market median. The base salaries for these officers still remain below market median. The committee also determined that a salary increase was appropriate since retaining the named officers was important to the transformative agenda and growth initiatives of the company. In light of the foregoing, the annual base salaries for the named officers were increased as follows:

Named Executive Officers	2011 Base Salary	2012 Base Salary	Percentage Increase
Mr. Ball	$975,000	$1,000,000	2.5%
Mr. Davies	—	430,000	n/a
Dr. Ramachandra	489,500	520,000	6.2%
Mr. Ryding	—	470,000	n/a
Mr. Werner	445,000	458,000	2.9%

Annual Cash Incentive Award

        Executives have an opportunity to earn an annual cash incentive award. When added to the executive base salary (total cash compensation), the committee targets the median of the competitive market. The goal of our annual incentive plan for the named officers is to establish a significant link between the award and our success by rewarding participants when we achieve or exceed established financial goals and business objectives. Target opportunities are set at the market median with an opportunity to achieve at or above 75th percentile annual incentive for excellent performance.

        Our named officers participate in the 2004 Hospira, Inc. Performance Incentive Plan, as amended. The committee determines the participants in the Performance Incentive Plan for each year.

        The plan was approved by our shareholders in 2005, and is designed so as to allow for awards to be tax deductible under the requirements of Section 162(m) of the Internal Revenue Code. The plan provides for a base award equal to 2.0% of our earnings before interest, taxes, depreciation and amortization (EBITDA) for our chief executive officer and 1.0% for each other named officer. In determining actual awards under the Performance Incentive Plan, the committee has the discretion to reduce, but not increase, actual awards from the base awards.

        In practice, taking into account the base awards could be higher than intended, the committee uses its discretion to substantially reduce the actual awards from the base awards each year. In exercising this discretion and determining actual awards, at the first meeting during the performance period, the committee establishes goals for that performance period and, at the February meeting after completion of the performance period, measures performance against those goals. The committee has generally established the same corporate goals and goal weightings as those used for determining awards payable to Hospira's non-executive managers under Hospira's management incentive plan. As a result, Hospira's entire management team has the same opportunity to earn above and below target awards. While the committee consults with management in connection with the establishment of these goals, the committee has the sole discretion to set, and measure performance against, these goals.

        Using the structure of our cash incentive program, the committee establishes a target award for each officer determined as a percentage of the officer's base salary, which is earned based on performance against the goals set by the committee. Officers may earn more than the target award (up to a maximum set by the committee of two times the target award) if goals are exceeded, or less than the target award if goals are not achieved at the target level but achieved above a threshold level set by the committee (payment at the threshold level is up to one-half of the target award). No award is earned if performance fails to meet the threshold level of performance. For purposes of determining the annual incentive award for all named officers, the amount was based on the base salary that was actually received. In 2012, the committee decided to utilize a funding mechanism, under which payouts would not be awarded under the program until the company achieved a threshold level of net income of $333 million. This concept ensured that Hospira achieved a threshold level of profitability prior to beginning to fund the annual incentive pool, and that the entire program would be self-funded. The 2012 financial goals were established to focus executive attention and action on financial and business performance that the committee believed would deliver shareholder return and long-term growth. In establishing these goals, the committee consulted with management, reviewed the company's 2012 business plan and set goals based upon the execution of the business plan. The committee selected the following measures on which to assess the company's performance:

Performance Measure and Weighting	Description	Justification for Measure
Adjusted net income (60%)*	Our adjusted net income means our net income determined in accordance with generally accepted accounting principles, adjusted for certain specified items that are described below and in our earnings press releases.	This measure provides a focus on profitable growth and expense control, and serves as a strong indicator of sustained performance over the long-term. This measure provides greater transparency into Hospira's ongoing results of operations.
"Free" cash flow (15%)*	"Free" cash flow means our operating cash flow on the consolidated statement of cash flows less capital expenditures.	This measure provides a focus on generating cash to invest for growth, including the ability to fund quality, growth and research initiatives.

Performance Measure and Weighting	Description	Justification for Measure
Hospira's corporate performance (25%)	For 2012, our corporate performance goal focused on the successful achievement of the following:
Goal 1: Driving Operational Excellence—integrating operations and quality to deliver high-quality services and products (35%);

This measure provides a focus on customer service levels, integrated business planning, and the company's India expansion efforts, all important drivers of delivering high-quality products and services at optimal cost.

	Goal 2: Delivering High-Quality Products and Services—delivering best-in-class high-quality products and services to meet regulatory commitments and targeted high-quality standards (35%); and	This measure provides a focus on certain operations and quality metrics, including first-pass quality, to ensure the company advances its reinforce the foundation initiatives.

Goal 3: Expanding Global Footprint to Maximize Hospira's Available Market and Driving Continuous Improvement—successfully increase market by qualifying our existing products into countries we currently serve while meeting our regulatory and quality standards; launching new products with quality built in that meets customer needs (30%).

This measure provides a focus on biosimilar development, and the introduction of pipeline products or existing products into new markets to advance the company's global expansion initiatives.

*
For a more detailed description of how this measure is calculated, see the table below captioned "Hospira Performance Incentive Plan (PIP) Measures."

        For each measure, the committee established a threshold, target and maximum level of performance. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, we believe that if we do not meet our target goals that are established to generate shareholder return and long-term growth, management incentive payments should be reduced accordingly. The following table lists the performance measures, weightings, and related threshold, target, and maximum goals for 2012, as well as actual results.

Hospira Performance Incentive Plan (PIP) Measures

Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual/Achievement relative to goals	Payout Amount
Adjusted Net Income(60%)(1)	$333	$365 - $398	$510	Above Threshold	30.1%
"Free" Cash Flow(15%)(2)	$203	$239 - $287	$310	Below threshold	0%
Hospira Corporate Performance(25%)(3)	Varies	100%	Varies	Above Threshold	13.4%
Aggregate					43.5%

(1)
For 2012, Adjusted Net Income for Hospira was calculated from the net income recorded by Hospira in its financial statements (as calculated in accordance with generally accepted accounting principles (GAAP)) of $44.2 million, adjusted for the following items: $11.6 million for facilities optimization charges, $50.5 million for the amortization of certain intangible assets, $17.0 million for the impairment of certain assets, $153.9 million for certain quality and product related charges, $11.9 million for capacity expansion related charges, $24.8 million for other restructuring charges, $0.6 million for acquisition and integrated related charges, and $18.8 million for the effective settlement of the IRS tax audit. The items are shown net of tax of $136.6 million for the year ended December 31, 2012 based on the statutory tax rates in the various tax jurisdictions in which the items occurred. The foregoing adjustments resulted in adjusted net income of $333.3 million, which is the same adjusted number that was communicated when the company publicly announced its annual results.

(2)
"Free" Cash Flow was calculated by subtracting capital expenditures of $290.1 million from the net cash provided by operating activities of $478.0 million.

(3)
The following table provides a description of how the Hospira Corporate performance goal was measured:

Hospira Corporate Performance Goal Measure

Performance Measure	Weighting	Actual	Achievement related to threshold, target, and maximum
Driving Operational Excellence
—Service Levels
—Integrated Business Planning
—India Operations	35%	8.75%	2.19%
Delivering High-Quality Products and Services
—Hospira Performance System
—Plant and Manufacturing Quality
—Results of FDA Inspections
—MMS Remediation	35%	14.00%	3.50%
Expanding Global Footprint to Maximize Global Market and Continuous Improvement
—EPO Clinical Trials
—Key Drug Development Programs
—Symbiq™
—One2One™
—Global Portfolio Expansion	30%	30.75%	7.69%

        At its February 2013 meeting, the committee measured performance against the goals. The committee noted that the Hospira corporate performance goal was achieved at 13.4% of target due to partial achievement of each of the performance measures comprising Hospira's corporate performance goal. Based on only partial achievement of the Hospira Corporate Performance goal, and above threshold achievement of the adjusted net income goal, the committee approved the following 2012 incentive awards at 43.5% of target.

Name	Annual Incentive Plan Target (% of Salary)	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum (% of Salary)	Annual Incentive Plan Maximum ($)	2012 Annual Incentive Award (% of Salary)	Actual 2012 Annual Incentive Award ($)
Mr. Ball	120%	$1,191,923	240%	$2,383,846	52.20%	$518,486
Mr. Davies	70%	269,152	140%	538,304	30.45%	117,081
Dr. Ramachandra	80%	409,430	160%	818,860	34.80%	178,102
Mr. Ryding(1)	70%	158,173	140%	316,346	20.31%	45,900
Mr. Werner	80%	363,599	160%	727,198	34.80%	158,166

(1)
The committee approved a 2012 incentive award to Mr. Ryding at 29% given his actual service time at Hospira for 2012.

Long-Term Equity Compensation

        Under our pay philosophy, the committee may provide grants of time-vested restricted stock or restricted stock units, stock options, or performance based awards to address retention or significant market compensation shortfalls. To enhance its ability to pay for performance and to motivate management to achieve long-term goals, the committee splits the long-term incentive award to executive officers into two components: stock options and performance share units. For the CEO, excluding the 2012 special performance option award (described under the section below captioned "Performance Stock Options"), performance share units represent approximately 60% of the annual long-term incentive award and stock options represent approximately 40% of the award. The mix for the annual awards for the other named officers is generally 50% in performance share units and 50% in stock options. These allocations are intended to reinforce the performance orientation of our pay program by delivering a significant portion of the award opportunity in the form of awards with pre-established performance conditions to ensure closer pay for performance alignment. We also view stock options as an important tool in aligning the long-term interests of shareholders and employees, as recipients only benefit if the stock price appreciates over the long-term. The committee evaluates the structure of long-term equity compensation annually to assure that its reward strategies are aligned with our strategies.

        In determining the amount of long-term equity granted to each NEO, the committee reviewed analyses provided by Towers Watson. The committee generally targeted overall award levels at the 50th to the 75th percentile of competitive practice for the previously discussed peer group and published survey data. In addition, the committee considered prior award levels, the importance of the named officers to the transformational agenda of the company, and the committee's intent to focus on variable compensation.

        Timing of Awards.    For 2012, the grant date for the long-term incentive award was the day of the conclusion of the February compensation committee meeting. The timing of awards is not coordinated with the release of material non-public information. The timing of awards is included in a policy approved by the committee. For employees hired or promoted after the date of the annual grant, any awards made because of the hiring or promotion of such employee are awarded on the final New York Stock Exchange trading day of the quarter in which the hire or promotion occurs.

        Performance Share Units.    The performance share units are earned based on the achievement of total shareholder return over a three-year performance period relative to the performance of a pre-established peer group. The peer group consists of the companies included in the S&P 500 Health Care index, excluding those companies classified as Managed Care Providers, which the committee feels represent a substantively different industry segment. For the 2012 grant, the peer group included all of the following companies:

Abbott Laboratories	Intuitive Surgical Inc.
Agilent Technologies, Inc.	Johnson & Johnson
Allergan, Inc.	Laboratory Corp. of America Holding
AmerisourceBergen Corp.	Life Technologies Corp.
Amgen	Lilly (Eli) & Co.
Baxter International Inc.	McKesson Corp.
Becton Dickinson & Company	Medco Health Solutions Inc.
Biogen Idec Inc.	Medtronic Inc.
Boston Scientific Corp.	Merck & Co.
Bristol-Myers Squibb	Mylan Inc.
Cardinal Health Inc.	Patterson Cos. Inc.
Carefusion Corp.	PerkinElmer
Celegene Corp.	Perrigio Company
Cerner Corp.	Pfizer Inc.
Covidien plc	Quest Diagnostics
CR Bard Inc.	St Jude Medical, Inc.
DaVita Healthcare Partners Inc.	Stryker Corp.
Dentsply International	Tenet Healthcare Corp.
Edwards Lifesciences Corp.	Thermo Fisher Scientific
Express Scripts Inc.	Varian Medical Systems
Forest Laboratories, Inc.	Waters Corporation
Gilead Sciences, Inc.	Watson Pharmaceuticals Inc.
Hospira, Inc.	Zimmer Holdings

        This peer group is broader than the peer group that the committee uses to benchmark pay because the committee believes a broader group provides a more robust assessment of overall industry market performance. The committee selected total shareholder return as the sole performance measure for performance share units because it believes that this measure is a straight forward representation of the company's ultimate performance. Under the performance share unit program, participants receive target awards based on the competitive market and the committee's assessment of the total compensation opportunity it wants to afford the participant. The target award will be paid out if, at the end of the performance period, Hospira's total shareholder return for the three-year period is at the median of the peer group. Participants may receive up to two times the target award if Hospira's total shareholder return reaches or exceeds the 75th percentile of the peer group. Correspondingly, if Hospira's total shareholder return is below median, participants may receive a lesser award. No award will be paid out if Hospira's total shareholder return falls below the threshold established by the committee, which is the 25th percentile.

        The payment levels at various percentile rankings against the peer companies are shown in the following table:

Hospira Percentile Rank	% of Units Received
75th	200%
70th	180%
65th	160%
60th	140%
55th	120%
50th	100%
45th	85%
40th	70%
35th	55%
30th	40%
25th	25%
<25th	0%

  2010-2012 Performance Award

        Unlike awards made prior to 2010, the 2010-2012 performance awards were not granted with an interim earn-out performance feature and will only vest, in whole or in part, at the end of the three-year performance cycle based on the three-year total shareholder return percentile ranking as measured against the peer group. For the 2010-2012 cycle, Hospira's performance was below the payout threshold based on performance through December 31, 2012. Accordingly, no shares from the 2010-2012 performance award vested.

  2011-2013 Performance Award

        The 2011-2013 performance awards were not granted with an interim earn-out feature. Accordingly, no shares were earned under the 2011-2013 performance award for 2011 or 2012 performance.

  2012-2014 Performance Award

        During 2012, the committee awarded performance share units to the named officers as follows:

Name	Date of Award	Number of Target Shares Underlying Award(#)	Value of Award(1)($)
Mr. Ball	March 1, 2012	67,731	$3,480,019
Mr. Davies(2)	March 1, 2012	18,976	975,000
Dr. Ramachandra	March 1, 2012	18,490	950,000
Mr. Ryding	September 28, 2012	9,476	450,000
Mr. Werner	March 1, 2012	13,624	700,000

(1)
Amount represents the grant date fair value of the award. For further details, please see Note 1 to the "Summary Compensation Table" later in this proxy statement.

(2)
The award to Mr. Davies included a one-time special hiring award, valued at $575,000, which with a one-time stock option grant, was granted to compensate him for forfeited stock options, restricted shares and performance shares from his previous employer. The committee believed the total one-time payment of performance share units and stock options was appropriate and necessary to attract this highly accomplished leader to Hospira, which is viewed as integral to the operational turn-around and commercial growth of the company.

        Consistent with the goal of aligning shareholder interests for long-term growth with the ability to retain key employees, the committee re-evaluated the design of the performance share unit program for the 2012-2014 performance award cycle. The committee decided to enhance the overall retention value of our long-term incentive program by reinstating an interim award feature for performance share unit awards made in 2012. Consistent with grants made prior to 2010, participants may earn a portion of the performance share units at the end of the first two years (interim measurement periods) of the three-year performance period based on Hospira's total shareholder return relative to the peer group for those interim measurement periods. The maximum interim amount that can be earned for each of the two interim measurement periods is one-quarter of the performance share units originally granted. This interim amount can be earned but would not be payable until the end of the entire three-year performance period. Total shareholder performance will be evaluated again at the end of the three-year cycle in 2014, providing the participant with the opportunity to earn the remaining performance shares based on the entire three-year cycle. The committee believes that this reinstated feature addresses the need to enhance the retention value of the long-term incentive program, while maintaining its performance orientation.

        Restricted Shares.    During 2012, Mr. Ryding was awarded 28,082 restricted shares (with a grant date fair value of $918,000) to compensate him for the loss of forfeited restricted stock units, options and performance shares from his previous employer. The restricted shares vest equally in thirds over a three-year period. The committee approved this one-time award, after determining that the payment was appropriate and necessary to attract this highly accomplished leader to Hospira, which was integral to the operational turn-around of the company.

        Stock Options.    We view stock options as an important tool in aligning the long-term interests of our shareholders and employees, as recipients only benefit if the stock price appreciates over the long-term. Stock options are awarded annually to all management employees, including named officers. During 2012, the committee awarded stock options to the named officers as follows:

Name	Date of Award	Number of Shares Underlying Award(#)	Value of Award(1)($)
Mr. Ball(2)	March 1, 2012	371,537	$3,715,801
Mr. Davies(3)	March 1, 2012	89,820	900,000
Dr. Ramachandra	March 1, 2012	94,810	950,000
Mr. Ryding	September 28, 2012	49,180	450,000
Mr. Werner	March 1, 2012	69,860	700,000

(1)
Amount represents the grant date fair value of the award. The options granted on March 1, 2012 have an exercise price of $35.36. The options granted on September 28, 2012 have an exercise price of $32.69. For further details, please see Note 1 to the "Summary Compensation Table" later in this proxy statement.

(2)
In addition to the normal annual grant of 231,537 options (with a grant date fair value of $2,320,001), the board approved an award to Mr. Ball of 140,000 performance options (with a grant date fair value of $1,395,800). See section captioned "Performance Stock Options" below.

(3)
The award to Mr. Davies included a one-time special hiring award, valued at $500,000, which with the one-time performance share unit award, was granted to compensate him for forfeited stock options, restricted shares and performance shares from his previous employer. The committee believed the total one-time payment of performance share units and stock options was appropriate and necessary to attract this highly accomplished leader to Hospira, which is viewed as integral to the operational turn-around and commercial growth of the company.

        The exercise price of stock options is the average of the high and low trading prices of Hospira common stock on the date of the award, which we believe is an appropriate measure of the market price of Hospira common stock. The method of setting the exercise prices is determined through a policy approved by the committee. Prior to the 2011 grant, one-third of the stock options vested each year. The stock options granted in 2011 and after generally vest equally over a four-year period, and have a seven-year term.

        Performance Stock Options.    On March 1, 2012, in addition to the normal annual grant, the board approved an award to Mr. Ball of 140,000 performance options. This award is reflected in the table under the section captioned "Long-Term Equity Compensation—Stock Options." In deciding to grant this award, the board considered Mr. Ball's strong leadership during 2011, and his many accomplishments and contributions during 2011. The board also considered prior award levels, and the importance of Mr. Ball continuing as CEO to the transformative agenda of Hospira. Thus, given Mr. Ball's strong leadership in 2011 and the board's desire to retain Mr. Ball during this transformative period, the board approved this performance option award.

        The performance options have a five-year term and will vest and become exercisable when the average stock price over a consecutive thirty-day period is at or above the vesting trigger price. For half of the options, the vesting trigger price is $42.26, which was based on the closing market price on March 1, 2012 plus 19%. For the remainder of the options, the vesting trigger price is $47.58, which was based on the closing stock price on March 1, 2012 plus 34%. The board believes the performance based vesting requirements are consistent with the performance-oriented goal of the executive compensation program to align the interests of our shareholders for long-term growth with our ability to retain and motivate Mr. Ball.

Other

Executive Compensation Recovery Policy

        In 2009, the board adopted an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company's published financial results. The named officers are included within this policy. Under the policy, if the compensation committee determines that any compensation was made to one of the covered officers based on later restated published financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the published financial statements that were subsequently restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual.

Change of Control Agreements and Severance Pay

        We have in place change of control agreements with the named officers. These agreements are described later in this proxy statement under "Potential Payments upon Change of Control." The agreements are designed to retain the named officers and provide continuity of management if there is an actual or threatened change of control and ensure that their compensation and benefit expectations would be satisfied in that event. In addition to the individual change of control agreements, our Hospira Corporate Officer Severance Plan provides severance pay and benefits to our corporate officers. The plan covers all our named officers. This severance plan is described later in this proxy statement under "Potential Payments Upon Involuntary Severance." Payouts under this plan are made to a participant whose employment with us terminates involuntarily but will not be made if better benefits are available under a change of control agreement. Upon evaluation with the consultant, the committee believes that overall, the agreements and plan are consistent with competitive market practice in both form and value. We do not have other severance agreements in place with the named officers.

Non-Qualified Deferred Compensation Plan

        The named officers and other highly compensated employees are eligible to participate in the Hospira Non-Qualified Savings and Investment Plan, a non-qualified deferred compensation plan that is not funded. The plan allows the participants to defer amounts in excess of the limits imposed on 401(k) plans by the Internal Revenue Code. Our contributions under this plan are identical to the contributions under our 401(k) plan. A participant who defers the following percentages receives the following employer contributions (both stated as a percentage of the employee's compensation):

Employee Contributions	Employer Matching Contributions
2%	5.0%
3%	6.0%
4%	6.5%
5%	7.0%

        This plan's definition of compensation is the same as our qualified 401(k) plan, which includes regular base pay, sales commissions, overtime, shift differentials and paid absences, but excludes discretionary bonuses. It also includes compensation deferred under this plan. Participants are always vested in the amounts they defer under the plan. Our contributions vest after 3 or more years of qualified plan service, the date the participant attains age 55, or upon termination of the plan following a change of control, whichever occurs first. Under these conditions, Mr. Ball, Dr. Ramachandra, and Mr. Werner are fully vested in our contributions under this plan.

        The participant will receive payment of the participant's vested account balance on retirement, death or other termination of employment. Payments are made in a lump sum or, if chosen by the participant, in annual installments not to exceed 10 years. The participant may choose an earlier distribution by specifying a specific date for benefit payments to begin. Within certain limits, the participant may also request an emergency payment in the case of an unforeseeable emergency such as a sudden and unexpected illness or accident or the loss of property that results in severe financial hardship. Amounts deferred under the plan are credited with investment returns based on investment alternatives chosen by the participant, and the participant's account reflects the investment returns of the chosen investment alternatives. The alternatives are similar to those offered under our qualified 401(k) plan. However, the participants have no ownership interest in any of the investment alternatives.

        We adopted this plan to allow our executive officers and other highly compensated employees to save for retirement, which we believe is consistent with competitive market practice.

        Other than the Hospira Non-Qualified Savings and Investment Plan, we do not currently offer a deferred compensation plan, except the Hospira 401(k) Retirement Savings Plan, which allows Hospira executives to participate up to the annual IRS limits on the same terms as all other employees. We offer other benefit plans, such as health, life and disability insurance, to our officers on the same basis as to all other employees.

Executive Share Retention and Ownership Guidelines

        In order to promote equity ownership and further align the interests of management with Hospira's shareholders, we have share retention and ownership guidelines for senior management.

Under these guidelines, officers are encouraged to make a substantial investment in stock of the company. The requirements for our officers, based on the officer's position at Hospira, are as follows:

	Minimum Share Ownership Requirement the Lesser of:
Position	Number of Shares	Number of Shares with an Aggregate Value Equal to the Following Multiple of the Officer's Salary
Chief Executive Officer	125,000	5X
Senior Vice Presidents	25,000	3X
Corporate Vice Presidents	12,500	2X

        The determination of the aggregate value of Hospira common stock under these guidelines is based on a 200-day average price of Hospira common stock. These share ownership requirements are reviewed periodically. The officers are expected to meet their ownership requirement within five years of becoming a corporate officer. The target number of shares can be satisfied with stock held through the Hospira 401(k) Retirement Savings Plan, restricted stock, and earned or vested performance share units. If the guideline is not met within the required time frame, the officer will be required to hold all stock from stock option exercises and restricted share vestings (in both cases, less shares withheld to pay taxes, or the cost of exercise) until the guideline is met. Hospira's named officers have met their minimum ownership guidelines. Officers and directors are prohibited from engaging in any hedging transactions involving Hospira securities, and are prohibited from holding Hospira securities in a margin account or otherwise pledging Hospira securities as collateral for a loan.

Internal Revenue Code Section 162(m)

        Under Section 162(m) of the Internal Revenue Code, Hospira may not take a federal income tax deduction for compensation paid in excess of $1 million to its chief executive officer or any of its four other highest paid executive officers. This limitation does not apply, however, to "performance-based" compensation, as defined under the Federal tax laws, under a plan approved by shareholders. Stock options, performance share units and Hospira's annual incentive awards generally qualify as "performance-based" compensation, as these awards are made under plans approved by shareholders and are, therefore, fully deductible.

        The committee considers the anticipated tax treatment to Hospira and its executive officers when reviewing executive compensation. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee's control, also can affect deductibility of compensation.

        The committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. However, the committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), since the committee wishes to maintain the flexibility to structure compensation programs in ways that best promote the interests of Hospira and its shareholders.

 COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the 2012 Compensation Discussion and Analysis included in this proxy statement with Hospira's management. Based on such review and discussions, the committee recommended to Hospira's board of directors that the 2012 Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Roger W. Hale, Chair
Connie R. Curran
Jacque J. Sokolov, M.D.
Heino von Prondzynski

EXECUTIVE COMPENSATION
Summary Compensation Table

        The following table presents information on the compensation awarded to, earned by or paid to the named officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards(1)($)	Stock Awards(1)($)	Non-Equity Incentive Plan Compensation(2)($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(3)($)	Total($)
F. Michael Ball(4),	2012	$993,269	—	$3,715,801	$3,480,019	$518,486	—	$73,976	$8,781,551
Chief Executive Officer	2011	731,250	—	2,450,000	8,958,829	117,000	—	79,928	12,337,007
and Director
Richard Davies(5),	2012	384,503	$200,000	900,000	975,000	117,081	—	140,704	2,717,288
Senior Vice President, Chief
Commercial Officer
Sumant Ramachandra,	2012	511,788	—	950,000	950,000	178,102	—	35,700	2,625,590
Senior Vice President,	2011	489,500	—	550,000	550,000	39,160	—	34,264	1,662,924
R&D, Medical and Regulatory	2010	485,596	—	1,000,006	1,000,000	340,306	—	33,991	2,859,899
Affairs, and Chief Scientific
Officer(6)
Neil Ryding(7),	2012	225,962	421,000	450,000	1,368,000	45,900	—	448,472	2,959,334
Senior Vice President, Devices
Thomas E. Werner,	2012	454,500	—	700,000	700,000	158,166	—	30,582	2,043,248
Senior Vice President,	2011	445,000	—	500,000	500,000	35,600	—	30,960	1,511,560
Finance and Chief Financial	2010	444,999	—	700,013	707,484	311,856	—	30,960	2,195,312
Officer

(1)
These amounts represent the grant date fair value of the award. The grant date fair value for stock option awards is determined using the Black-Scholes stock option valuation model and the grant date fair value for performance share unit awards is determined using a Monte Carlo simulation model, consistent with the calculation of compensation expense in Hospira's consolidated statements of income (loss) and comprehensive income (loss) for the year ended December 31, 2012 (included in its consolidated audited financial statements contained in Hospira's 2012 Annual Report to Shareholders). The amount reported in the "Stock Award" column for Mr. Ryding includes $918,000, the grant date fair value for a restricted stock award grant, which is valued based on the closing market price of Hospira common stock on the grant date. Please see Note 23 to the financial statements for a description of the other assumptions used in making these calculations.

(2)
This compensation is earned as a performance-based incentive bonus, pursuant to the 2004 Hospira, Inc. Performance Incentive Plan, as amended. Additional information about this plan can be found in the section captioned "2012 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award."

(3)
These amounts represent Hospira's contributions to the named officers' accounts in the Hospira 401(k) Retirement Savings Plan and the Hospira Non-Qualified Savings and Investment Plan, respectively, as follows: M. Ball: $17,500/$51,154; R. Davies: $1,158/$0; S. Ramachandra: $17,500/$18,200; N. Ryding: $10,123/$2,531; and T. Werner: $15,785/$14,797.

In 2012, the amount listed for Mr. Ball includes $5,322 that was paid to compensate him for the remaining expenses he incurred in relocating to Illinois, which includes $2,397 in related tax gross-up payments.

The amounts listed for Mr. Davies and Mr. Ryding include $129,546 (including $2,800 in related tax gross-ups) and $120,080 (including $7,261 in related tax gross-ups) respectively, that was paid to compensate them for the expenses they incurred in relocating to Illinois, including temporary living expenses. The amount listed for Mr. Davies also includes $10,000 for the payment of tax preparation assistance in connection with his relocation, and the amount for Mr. Ryding also includes $315,738, which reflects the amount paid on behalf of Mr. Ryding in connection with the defense of a lawsuit with his previous employer.

(4)
The amount reported in the "Option Awards" column for Mr. Ball includes $1,395,800, the grant date fair value for a performance stock option grant, which is valued based on the Monte Carlo simulation model. The stock options were awarded to Mr. Ball in recognition of his strong leadership in 2011 and the importance of Mr. Ball to the execution of the transformative agenda of the company. For a description of the terms of the performance options, please see the table captioned "Grants of Plan-Based Awards During 2012."

(5)
Mr. Davies was hired as Chief Commercial Officer on February 2, 2012. The amount paid to him under "Bonus" represents a one-time sign-on bonus in connection with his hire. Mr. Davies agreed to pay back 100% of the net amount reported under "Bonus" if he left Hospira for any reason within 24 months of his first day of employment (other than his position being eliminated due to a restructuring or reduction in force).

The amounts reported in the "Option Awards" and "Stock Awards" columns for Mr. Davies include $500,000 and $575,000, respectively, the grant date fair value for a stock option and performance share unit award. These awards were awarded to Mr. Davies to compensate him for the loss of his forfeited stock or option awards from his previous employer. The committee believed that the total compensation opportunity for Mr. Davies, as reflected above, was instrumental in inducing him to join Hospira, which was viewed as integral in accomplishing the transformational agenda of the company.

(6)
On March 8, 2013, Dr. Ramachandra resigned from Hospira.

(7)
Mr. Ryding was hired as Senior Vice President, Devices on July 2, 2012. The amount paid to him under "Bonus" represents a one-time sign-on bonus in connection with his hire. Mr. Ryding agreed to pay back 100% of the net amount reported under "Bonus" if he left Hospira for any reason within 24 months of his first day of employment (other than his position being eliminated due to a restructuring or reduction in force).

The amount reported in the "Stock Awards" column for Mr. Ryding includes $918,000, the grant date fair value for a restricted stock award. The restricted stock award was awarded to Mr. Ryding to compensate him for the loss of his forfeited stock or option awards from his previous employer.

Grants of Plan-Based Awards During 2012

        The following table provides information regarding each plan-based award made to our named officers during 2012.

										All Other Stock Awards: Number of Shares of Stock or Units(#)
														Grant Date Fair Value of Stock and Option Awards(3) ($)
											All Other Option Awards: Number of Securities Underlying Options(#)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
												Exercise Price of Option Awards ($/Sh.)	Closing Market Price on Grant Date
			Board/ Committee Approval Date
Name	Grant Date			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Ball	3/1/12	(4)	3/1/12	—	—	—	—	—	—	—	231,537	$35.36	$35.51	$2,320,001
	3/1/12	(5)	3/1/12	—	—	—	—	—	—	—	140,000	35.36	35.51	1,395,800
	3/1/12	(6)	3/1/12	—	—	—	16,932	67,731	135,462	—	—	—	—	3,480,019
				$595,962	$1,191,923	$2,383,846	—	—	—	—	—	—	—	—
Mr. Davies	3/1/12	(4)	3/1/12	—	—	—	—	—	—	—	89,820	35.36	$35.51	900,000
	3/1/12	(6)	3/1/12	—	—	—	4,744	18,976	37,952	—	—	—	—	975,000
				134,576	269,152	538,304	—	—	—	—	—	—	—	—
Dr. Ramachandra	3/1/12	(4)	3/1/12	—	—	—	—	—	—	—	94,810	35.36	$35.51	950,000
	3/1/12	(6)	3/1/12	—	—	—	4,622	18,490	36,980	—	—	—	—	950,000
				204,715	409,430	818,860	—	—	—	—	—	—	—	—
Mr. Ryding	9/28/12	(4)	6/21/12	—	—	—	—	—	—	—	49,180	32.69	32.82	450,000
	9/28/12	(6)	6/21/12	—	—	—	2,369	9,476	18,952	—	—	—	—	450,000
	9/28/12	(7)	6/21/12	—	—	—	—	—	—	28,082	—	—	—	918,000
				79,086	158,173	316,346	—	—	—	—	—	—	—	—
Mr. Werner	3/1/12	(4)	3/1/12	—	—	—	—	—	—	—	69,860	35.36	35.51	700,000
	3/1/12	(6)	3/1/12	—	—	—	3,406	13,624	27,248	—	—	—	—	700,000
				181,800	363,599	727,198	—	—	—	—	—	—	—	—

(1)
The awards described in the columns under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" were paid in March 2013 and are presented in the "Non-Equity Incentive Plan Compensation" column in the preceding Summary Compensation Table. See the section captioned "2012 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award" for a description of our annual cash incentive program. The amounts presented under the threshold, target, and maximum columns represent the payout if performance goals were met at the threshold, target, or maximum level, respectively, established by the committee. If no goals were met at or above the threshold level, no payout would be made.

(2)
The amounts described in the "Target" column reflect the number of performance share units awarded to the named officer in 2012. They represent the amount the individual will receive if the target performance goals are met. The amounts in the "Target" column represent the payout if total shareholder return reaches the 50th percentile compared to a pre-established peer group. If the minimum performance goals are not met at the "Threshold" level (25th percentile compared to a pre-established peer group), no payout would be made. The amounts in the "Maximum" column reflect the payout if total shareholder return reaches the 75th percentile compared to a pre-established peer group. Any awards earned during the 2012-2014 performance award cycles will vest and will be paid in Hospira stock after the end of the performance cycle if the executive remains employed during the performance period, except for departures arising from death, retirement or a change of control of Hospira. See the section captioned "2012 Compensation Discussion and Analysis—Hospira Compensation Elements—Long-Term Equity Compensation" for a description of our performance share unit award program.

(3)
The value of Hospira performance share unit, stock option, and restricted stock awards is determined using the Monte Carlo simulation model, the Black-Scholes stock option valuation model, and the closing market price of Hospira common stock on the grant date, respectively, consistent with the calculation of compensation expense in Hospira's consolidated statements of income (loss) and comprehensive income (loss) for the year ended December 31, 2012, included in its consolidated audited financial statements contained in Hospira's 2012 Annual Report to Shareholders. Please see Note 23 to the financial statements and Note 1 to the preceding Summary Compensation Table for a description of the assumptions used in making these calculations.

(4)
Awarded in connection with Hospira's annual long-term equity award. The exercise price for these stock options is the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on the date of the award. These stock options vest equally in four annual installments and have a seven-year term. The amount awarded to Mr. Davies includes $500,000 to compensate him for the loss of his forfeited stock or option awards from his previous employer.

(5)
Awarded to Mr. Ball in recognition of his strong leadership in 2011 and the importance of Mr. Ball to the execution of the transformative agenda of the company. The exercise price for these stock options is the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on the date of the award. The performance options have a five-year term, and will vest and become exercisable when the average stock price over a consecutive thirty-day period is at or above the vesting trigger price. For half of the options, the vesting trigger price is $42.26, which was based on the closing market price on March 1, 2012 plus 19%. For the remainder of the options, the vesting trigger price is $47.58, which was based on the closing stock price on March 1, 2012 plus 34%.

(6)
Awarded in connection with Hospira's annual long-term equity award. These performance share units vest based on the achievement of total shareholder return over a three-year performance period, beginning on January 1, 2012, and ending on December 31, 2014, relative to the performance of a pre-established peer group. The amount awarded to Mr. Davies includes $575,000 to compensate him for the loss of his forfeited stock or option awards from his previous employer.

(7)
Awarded in connection with the terms of Mr. Ryding's hire to compensate him for the loss of forfeited options, restricted stock units and performance shares from his previous employer. The restricted shares vest equally over three years, but are subject to immediate vesting upon his death, disability, or a change in control of the company.

Outstanding Equity Awards at December 31, 2012

        The following table provides information regarding outstanding equity awards held by each named officer as of December 31, 2012, including the number of exercisable and unexercisable stock options held at that time. All awards described below are awarded under the Hospira 2004 Long-Term Stock Incentive Plan, as amended. The market value of the awards listed below is based on the closing market price for Hospira common stock on the New York Stock Exchange on December 31, 2012, which was $31.24.

		Option Awards(1)					Stock Awards(2)
Name	Grant Dates	Number of securities underlying unexercised options— exercisable(#)	Number of securities underlying unexercised options— unexercisable(#)		Option exercise price($/Sh.)	Option expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares or units of stock that have not vested($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Mr. Ball	3/31/11	50,820	101,638	(3)	$55.29	3/30/18	—		—	—	—
	3/1/12	—	231,537	(4)	35.36	3/1/19	—		—	—	—
	3/1/12	—	140,000	(5)	35.36	3/1/17	—		—	—	—
	3/31/11	—	—		—	—	72,872	(9)	$2,276,522	—	—
	3/31/11	—	—		—	—	—		—	11,687	$365,102
	3/1/12	—	—		—	—	—		—	16,932	528,956
Mr. Davies	3/1/12	—	89,820	(4)	35.36	3/1/19	—		—	—	—
	3/1/12	—	—		—	—	—		—	4,744	148,203
Dr. Ramachandra	9/30/08	75,000	—		38.60	9/29/15	—		—	—	—
	3/5/09	39,717	—		22.15	3/4/16	—		—	—	—
	2/11/10	45,045	22,523	(6)	49.64	2/10/17	—		—	—	—
	2/24/11	8,946	26,838	(7)	52.61	2/23/18	—		—	—	—
	3/1/12	—	94,810	(4)	35.36	3/1/19	—		—	—	—
	2/24/11	—	—		—	—	—		—	2,231	69,696
	3/1/12	—	—		—	—	—		—	4,622	144,391
Mr. Ryding	9/28/12	—	49,180	(10)	32.69	9/28/19	—		—	—	—
	9/28/12	—	—		—	—	28,082	(11)	877,282	—	—
	9/28/12	—	—		—	—	—		—	2,369	74,008
Mr. Werner	9/29/06	20,000	—		38.13	9/28/16	—		—	—	—
	5/15/07	20,000	—		39.97	5/14/14	—		—	—	—
	3/6/08	52,000	—		43.18	3/5/15	—		—	—	—
	3/5/09	59,566	—		22.15	3/4/16	—		—	—	—
	2/11/10	27,027	13,514	(6)	49.64	2/10/17	—		—	—	—
	8/18/10	4,451	2,225	(8)	53.30	8/17/17	—		—	—	—
	2/24/11	8,132	24,399	(7)	52.61	2/23/18	—		—	—	—
	3/1/12	—	69,860	(4)	35.36	3/1/19	—		—	—	—
	2/24/11	—	—		—	—	—		—	2,028	63,355
	3/1/12	—	—		—	—	—		—	3,406	106,403

(1)
Except as noted, these options are fully vested. For option grants made prior to 2011, the options vest in three equal annual installments, with the first one-third vesting on the first anniversary of the grant date. With the exception of the initial option grant to Mr. Ball in 2011 which vests equally over the three-year period, the options granted in 2011 and after vest in four equal annual installments with the first one-fourth vesting on the first anniversary of the grant date.

(2)
See the section captioned "2012 Compensation Discussion and Analysis—Hospira Compensation Elements—Long-Term Equity Compensation" for a description of our performance share unit award program. Awards under the performance share unit award program will only vest at the end of the three-year performance cycle based on the three-year total shareholder return percentile ranking as measured against the peer group during the performance period.

The number of performance share units reported in the equity incentive plan award column assumes a threshold payout of 25% of the performance share units that were granted. In accordance with SEC regulations, a threshold payout is assumed because the performance goal as measured on December 31, 2012, would not have exceeded threshold. Final payouts under the performance share units will not be known until the respective performance period is completed. Therefore, upon vesting, fewer or more shares than reported above may be paid out under the performance share unit awards.

(3)
One-half of these options vest on March 31, 2013, and 2014.

(4)
One-fourth of these options vest on March 1, 2013, 2014, 2015 and 2016.

(5)
The performance options have a five-year term, and will vest and become exercisable when the average stock price over a consecutive thirty-day period is at or above the vesting trigger price. For half of the options, the vesting trigger price is $42.26, which was based on the closing market price on March 1, 2012 plus 19%. For the remainder of the options, the vesting trigger price is $47.58, which was based on the closing stock price on March 1, 2012 plus 34%.

(6)
The remainder of these options vest on February 11, 2013.

(7)
One-third of these options vest on February 24, 2013, 2014 and 2015.

(8)
The remainder of these options vest on August 18, 2013.

(9)
This number reflects a restricted stock award made to Mr. Ball in March 2011. The remaining award vests equally on March 31, 2013 and 2014. The restricted shares were awarded to Mr. Ball to compensate him for the loss of his unvested options, restricted shares and retirement benefits from his previous employer.

(10)
One-fourth of these options vest on September 28, 2013, 2014, 2015, and 2016.

(11)
This number reflects a restricted stock award made to Mr. Ryding in September 2012. The award vests equally over three years on the anniversary of the grant and was granted to him to compensate him for the loss of forfeited options, restricted stock units and performance shares from his previous employer.

Stock Vested During 2012

        The following table shows the number of shares acquired on the vesting of Hospira restricted shares by the named officers and the value realized on vesting.

Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Ball	36,436	$1,362,342
Mr. Davies	—	—
Dr. Ramachandra	—	—
Mr. Ryding	—	—
Mr. Werner	—	—

(1)
None of the named officers had any shares that vested from the 2010-2012 performance cycle. The amount for Mr. Ball represents a restricted stock vesting of 36,436 shares. These shares were granted as a portion of a larger grant in March 2011, and 36,436 shares vested on March 30, 2012. After 12,754 shares were withheld from Mr. Ball to pay for the taxes on that vesting, 23,682 net shares remained. The value realized upon vesting is based on the closing market price of Hospira common stock on the NYSE on the date of vesting, which was $37.39.

2012 Pension Benefits

        Effective December 31, 2004, benefits under Hospira's qualified and non-qualified pension plans were frozen. Since all of our named executive officers joined Hospira after that date, none are entitled to any pension benefits.

2012 Non-Qualified Deferred Compensation

        The following table provides certain information regarding compensation paid by us and deferred by our named officers under the Hospira Non-Qualified Savings and Investment Plan, our non-qualified deferred compensation plan, which went into effect on January 1, 2008. No payments were made to the named officers from this plan.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Mr. Ball	$36,539	$51,154	$14,186	$0	$182,733
Mr. Davies	0	0	0	0	0
Dr. Ramachandra	65,000	18,200	43,644	0	404,342
Mr. Ryding	1,808	2,531	70	0	4,409
Mr. Werner	38,049	14,797	21,914	0	276,407

(1)
These amounts are included in the Salary and Non-Equity Incentive Plan Compensation columns in the preceding Summary Compensation Table.

(2)
These amounts are included in the All Other Compensation column in the preceding Summary Compensation Table.

(3)
These amounts are not reported in the Summary Compensation Table because they are not above-market or preferential earnings.

        See the section captioned "Other—Non-qualified Deferred Compensation Plan" for a description of our non-qualified deferred compensation plan.

Stock Option and Performance Share Unit Provisions Regarding Termination of Employment

        Our stock options generally expire three months after an employee's termination of employment. However, the stock options will remain in force for their term if the holder dies during employment or retirement, retires, or becomes disabled during employment. During that period, the options continue to vest and may be exercised. For options granted before 2005, an individual is considered to have retired if his employment terminates at or after the time he reaches age 55 and has 10 years of service or if he retires under a Hospira-sponsored defined benefit retirement plan (which generally requires that the participant be 50 years old with at least 10 years of service). For options granted in and after 2005, an individual is considered to have retired if his employment terminates at or after he reaches age 55 and has 10 years of service. No named executive officers are currently eligible for retirement under these conditions.

        Under the performance share unit program, during the performance period, if a participant's employment with Hospira is involuntarily terminated with severance benefits, or if the participant dies or becomes disabled, the number of performance share units earned at the time will be paid within 90 days after the end of the performance period. If an employee retires at age 55 or later with at least 10 years of service during such performance period, the performance share units will continue to vest and be paid within 90 days after the end of the performance period. For all employees except Mr. Ball, payments are not available if termination is due to performance, illegal activity, failure to abide by our code of conduct, or other good cause. For Mr. Ball, payments are not available if he resigns without good reason or if he is terminated due to his willful engagement in illegal conduct or gross misconduct which is demonstrably and materially injurious to Hospira. In the event of a change of control, the participant will be deemed to have earned the target award following a change of control. This program uses the same definition for change of control as described later in this proxy statement under "Potential Payments upon Change of Control—Change of Control." Although payments are generally made within 90 days following the performance period, participants may elect to defer payment for up to 5 years following the end of the performance period. None of our named officers have elected to defer payment of the performance share units.

        Our long-term incentive award agreements also contain provisions under which we may cancel all unexercised stock options and rescind any exercise or payment of stock options during a "recapture period" if:

  •
  For a one-year period after leaving Hospira, a person engages in business that is competitive with Hospira or solicits Hospira's customers and suppliers; or

  •
  For a one-year period following the termination of employment, such person solicits or employs Hospira's employees.

        The recapture period is the 12-month period before or following the date the participant's employment terminates.

        If such stock options are rescinded, the grantee is required to pay to Hospira the amount of any gain realized or payment received and forfeit to Hospira any shares received upon the exercise of such stock options during the recapture period. Performance share units are also subject to similar provisions that allow Hospira to terminate unearned awards and seek the return of any gains the participant makes after the awards are vested.

Potential Payments upon Change of Control

        We have change of control agreements with each of the named officers. As described under "2012 Compensation Discussion and Analysis—Executive Summary—Committee Decisions in 2012," we have entered into revised change of control agreements with our named officers, effective as of January 1, 2013 ("new agreements"). Since we are assuming for purposes of the calculations below that the named officers' employment terminated on December 31, 2012, the text below summarizes the terms of the agreements in effect as of December 31, 2012. On this date, the old agreements were in effect.

        Term.    The change of control agreements each have a three-year term, and were not automatically renewed. Accordingly, as noted above, the change of control agreements expired pursuant to their terms as of December 31, 2012. If a change of control occurs, the agreements will extend for two years following the change of control.

        Triggering Events.    During the term of the agreement, each named officer is entitled to receive benefits as described below if a change of control occurs and:

  •
  the officer is terminated by us for any reason other than cause or permanent disability; or

  •
  the officer terminates for good reason, which includes, among other things, reduction in responsibility, reduction in salary, bonus or other compensation or benefits, or relocation of the officer; or

  •
  for those agreements entered into prior to 2008, the officer terminates for any reason during the one-month period following the date that is six months after the change of control. (This provision has not been included in agreements entered into since 2008, and has not been included in the new agreements.)

        An officer is also entitled to benefits if we terminate the officer's employment if a potential change of control is pending for any reason other than cause or permanent disability. Payments under the agreements are delayed for 6 months after the officer becomes entitled to them, except for certain welfare benefits.

        Benefits.    In the circumstances described above under "Triggering Events," the officers are entitled to receive:

  •
  2.99 times the officer's annual salary and incentive plan award, with the annual incentive plan award being the highest of:

  •
  the amount that would be paid during the period of termination of employment if the target levels of performance were achieved; and

  •
  the average annual incentive award for the three annual performance periods before the period that includes the termination of employment (this is not included in the new agreements, such that the incentive plan award portion is solely the amount that would be paid if the target levels of performance were achieved);

  •
  the prorated annual incentive plan award for the period of termination of employment (calculated as described in the bullet point above);

  •
  for a termination that occurs after the end of a performance period, the unpaid annual incentive plan award for the completed performance period for which the award has not been paid, calculated as the highest of:

  •
  the amount that would be paid during the period of termination of employment if the target levels of performance were achieved;

  •
  the actual amount that would have been paid for the completed period as determined under the terms of the annual incentive plan; and

  •
  the average annual incentive award for the three annual performance periods before the period of termination of employment (this last calculation is not included in the new agreements);

  •
  up to three years of additional employee welfare benefits, including medical, dental, health and accident, prescription, disability and life insurance coverage, as received by the officer before the change of control;

  •
  up to three years of outplacement services (this is reduced to one year in the new agreements);

  •
  full vesting under applicable agreements of stock awards and options (under the new agreements, full vesting occurs only if the acquirer does not continue or replace these with comparable awards); and

  •
  payment of excise taxes, and taxes and other payment obligations as a result of having those excise taxes reimbursed. (This provision has not been included in agreements entered into in 2009 and after. Under the new agreements, the named officers will personally pay any excise tax, or receive a severance capped at the 280G safe harbor limit, whichever results in the most favorable after-tax position for them.)

        For Mr. Davies and Mr. Ryding, the amount of benefits described above are determined by replacing "2.99" with "2.00" and "three years" with "two years" with respect to additional employee welfare benefits, and "three years" with "one year" with respect to outplacement services. With respect to excise taxes, they will personally pay an excise tax, or receive a severance capped at the 280G safe harbor limit, whichever results in the most favorable after-tax position for them.

        Change of Control.    Under the agreements, a change of control occurs on any date on which:

  •
  any person or group that does not already have 30% of voting power acquires or has acquired during the 12-month period preceding the most recent acquisition ownership of our stock possessing 30% or more of the total voting power of our stock;

  •
  the majority of our board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board members before the date of the appointment or election;

  •
  any person or group that does not already have more than 50% stock ownership acquires stock ownership that, together with stock already owned by the person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; or

  •
  any person or group acquires or has acquired during the 12-month period ending on the date of the most recent acquisition our assets with a total gross fair market value of 40% or more of the total gross fair market value of our assets immediately before such acquisition or acquisitions.

        If each named officer had his employment terminated on December 31, 2012 (the last business day of the year), under the circumstances described above under "Triggering Events," we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur. The table reflects the amount that could be payable under the arrangements assuming that the change of control occurred at December 31, 2012.

Officer	2.99 Times Salary and Bonus Payment(1)	2012 Incentive(2)	Value of Employee Benefits and Services	Accelerated Vesting of Supplemental Plan Benefits(3)	Accelerated Vesting of Stock Options(4)	Accelerated Vesting of Performance Shares or Restricted Shares(5)	Excise Taxes and Related Payments(6)	Amount Forfeited(7)	Total
Mr. Ball	$6,553,850	$1,191,923	$136,752	$0	$0	$5,852,845	$0	$0	$13,735,370
Mr. Davies	1,398,304	117,081	58,018	0	0	592,810	0	(34,644)	2,131,569
Dr. Ramachandra	2,778,999	409,430	135,798	0	0	856,382	0	0	4,180,609
Mr. Ryding	1,256,344	45,900	53,406	2,572	0	1,173,312	0	0	2,531,534
Mr. Werner	2,456,584	363,599	132,926	0	0	679,033	0	0	3,632,142

(1)
Mr. Davies and Mr. Ryding would receive 2 times salary and bonus, and not 2.99.

(2)
The 2012 incentive calculation assumes that, for purposes of the agreement, termination occurred immediately before the time of completion of the 2012 incentive period.

(3)
This amount represents the vesting of $2,572 of company contributions under the Hospira Non-Qualified Savings and Investment Plan, and assumes termination of the plan as of December 30, 2012, following a change of control.

(4)
Represents the in-the-money value of all unvested stock options, which vest upon a change of control, held by such person on December 30, 2012. The amounts were calculated using the closing market price of Hospira common stock on December 31, 2012, $31.24, minus the per share exercise price.

(5)
Represents the value of all performance share units awarded to the officer, assuming a target payout for 2011 and 2012 awards. For Mr. Ball and Mr. Ryding, this column also includes $2,276,521 and $877,282, respectively, which represents the value of their unvested restricted stock awards, which would become vested on a change of control. These amounts were calculated by multiplying the number of performance share units, as described above, or unvested restricted shares, by the closing market price of Hospira common stock on December 31, 2012, $31.24.

(6)
The excise tax and related payments are based upon a 20% excise tax, grossed up for additional taxes, on the amount by which the change of control payments and other benefits exceeded each officer's base period earnings. For purposes of this calculation, we assumed that the 2012 bonus related to services rendered before the change of control.

(7)
Under the new agreements, the named officers will personally pay any excise tax, or receive a severance capped at the 280G safe harbor limit, whichever results in the most favorable after-tax position for them. For Mr. Davies, whose agreement contained the provision as of December 31, 2012, this amount represents the minimum amount he would forfeit in order to obtain the more favorable after-tax position.

 Potential Payments Upon Involuntary Severance

        The Hospira Corporate Officer Severance Plan provides severance pay and benefits to our officers who are elected by our board or designated by the compensation committee. The terms of this plan are summarized below.

        Triggering Events.    An officer becomes eligible to receive severance pay if we terminate his or her employment for any of the following reasons:

  •
  the officer's position is eliminated due to a reduction in force or other restructuring; or

  •
  for officers other than Mr. Ball, the officer's employment is involuntarily terminated for reasons that are not related to performance, illegal activity, failure to abide by our code of conduct, or other good cause; and for Mr. Ball, his termination is due to his willful engagement in illegal conduct or gross misconduct which is demonstrably and materially injurious to the company. For this purpose, no act, or failure to act, by Mr. Ball is considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that the action or omission was in Hospira's best interests.

        Conditions.    An officer receiving benefits under our long-term disability will not be entitled to severance pay. To receive benefits, the officer must meet these additional requirements:

  •
  not be eligible for transfer to another position with us;

  •
  sign a two-year non-compete and confidentiality agreement;

  •
  return all our property and information;

  •
  agree to pay all outstanding amounts owed to us and authorize us to withhold any outstanding amounts from his or her final paycheck and/or severance pay; and

  •
  if the officer is receiving benefits under our short-term disability plan, then the officer will be entitled to severance pay at the end of the period of payment of short-term disability only if the officer is not then eligible for benefits under our long-term disability plan and we do not offer the officer employment with us that is comparable to what he held at the time the short-term disability commenced.

        Benefits.    If the officer satisfies the conditions described above under "Triggering Events" and "Conditions," the officer is entitled to receive:

  •
  a payment in cash, after deduction of federal, state and local income taxes, of:

  •
  2 years of the officer's base salary at the rate in effect on the date of termination;

  •
  if the officer's date of termination occurs after the end of the performance period of an annual incentive bonus award in which the officer participates, and before the award has been paid, a lump sum payment in cash for such prior performance period, as determined under the terms of that incentive award arrangement; and

  •
  for the year of termination, the officer's pro rata annual incentive bonus award through the date of termination, with the determination of the amount of such award based on the terms of our performance incentive plan for those who participate in that plan and, for all others, based on an assumption that the target level of performance has been achieved;

  •
  a lump sum payment equivalent to 130% of the cost of 72 weeks of COBRA continuation coverage in lieu of any continued medical, dental, vision, and other welfare benefits we offer; and

  •
  up to 12 months of outplacement services.

        If each named officer had his employment terminated on December 31, 2012 (the last business day of the year), under the circumstances described above under "Triggering Events" and "Conditions," we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment.

Officer	2 Years Base Salary	2012 Bonus Payment	Value of Outplacement Services	130% COBRA Coverage Payment	Total
Mr. Ball	$2,000,000	$518,486	$30,000	$31,153	$2,579,639
Mr. Davies	860,000	117,081	30,000	34,897	1,041,978
Dr. Ramachandra	1,040,000	178,102	30,000	32,345	1,280,447
Mr. Ryding	940,000	45,900	30,000	31,153	1,047,053
Mr. Werner	916,000	158,166	30,000	28,264	1,132,430

Other Termination Events

        A named officer's service may terminate for reasons other than a change of control or the reasons described in Hospira's severance plan, such as death, disability, resignation or retirement. Upon one of those termination events, a named officer would not be entitled to any special benefits which are not generally available to all our employees. As is the case with any other employee in a similar circumstance, the named officer would only be entitled to receive the benefits earned at the time of termination, which could include the following:

  •
  any vested options—the named officers' vested options as of December 31, 2012, are included in the table captioned "Outstanding Equity Awards at December 31, 2012"; and

  •
  any earned incentive award for the year—the named officers' incentive awards for 2012 are included under "2012 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award."

        As is the case for any retirement-eligible employee, the named officers who are retirement eligible would also get the full term of their options, during which unvested options would continue to vest. None of the named officers are retirement eligible.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers, directors and certain shareholders who own more than 10 percent of our common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of their ownership of the common stock with the SEC. Based on our review of the reports and representations made to us by our officers and directors, we believe that all required Section 16(a) reports were timely filed in 2012.

PROPOSAL 2
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        Under the Dodd-Frank Act, the company's shareholders are entitled to vote on the compensation of the company's named officers. Pursuant to that rule, we are requesting shareholder approval of the compensation of our named officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, which is the SEC's rule setting forth executive compensation disclosure requirements (which disclosure includes the 2012 Compensation Discussion and Analysis, the executive compensation tables, and the accompanying narrative disclosure).

        This proposal, which is commonly known as say on pay, is an advisory vote. As such, this proposal is not binding upon the company. However, the compensation committee and board value the opinions expressed by shareholders on executive compensation matters, and will take the outcome of this vote into consideration when making future compensation decisions for its named officers. In light of the voting results from the 2011 annual meeting and the Board of Directors' recommendation in the proxy statement for the 2011 annual meeting that such vote occur annually, the Board of Directors had decided that it is in the best interests of Hospira and its shareholders for Hospira to hold an annual advisory vote on the compensation of our named executive officers. Hospira will continue to hold annual advisory votes until Hospira's Board of Directors decides to hold the next shareholder advisory vote on the frequency of advisory votes on the compensation of our named executive officers.

        We describe our executive compensation program in detail in the section captioned "2012 Compensation Discussion and Analysis." As highlighted in that section, the goal of our executive compensation program is to align the interests of our shareholders for long-term growth with our ability to attract, retain and motivate the best people from the industries where we compete for talent. For the reasons stated in the "2012 Compensation Discussion and Analysis," we believe that our compensation policies and procedures are successful in encouraging a culture of pay for performance and in aligning compensation with the long-term interests of shareholders.

        Over the last several years, the compensation committee has adopted practices for its executive compensation program to align executive compensation with the long-term interests of shareholders. For a description of the compensation committee's actions, see the sections captioned "Committee Decisions in 2012" and "Compensation Best Practices" in the "2012 Compensation Discussion and Analysis—Executive Summary." Furthermore, the compensation committee considered the results of the 2012 shareholder advisory vote on executive compensation, in which more than 84% of the votes cast supported the company's executive compensation. These voting results communicated our shareholders' endorsement of the committee's decisions and policies to date.

        For the reasons described herein, the board of directors recommends that shareholders vote FOR the following resolution:

  "RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 2012 Compensation Discussion and Analysis, compensation tables and narrative disclosure is hereby APPROVED."

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The audit committee of our board of directors is empowered to annually appoint a firm of independent registered public accountants to serve as our auditors. The audit committee appointed Deloitte & Touche LLP to serve as our auditors for 2013. Deloitte & Touche LLP has served as our auditors since 2004.

        Although the audit committee has sole authority to appoint auditors, it is seeking the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2013. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2013, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

        Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.

        The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2013.

 ACCOUNTING MATTERS

Fees to Independent Registered Public Accountants

        We incurred the following fees for services performed by Deloitte & Touche LLP for 2011 and 2012.

Audit Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the integrated audit of our 2011 and 2012 consolidated annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q and statutory and regulatory filings, acquisition-related procedures, review of documents filed with the SEC and certain accounting consultations in connection with the audits were $4,138,775 for 2011 and $4,027,980 for 2012.

Audit-Related Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements, including due diligence services, accounting consultations and reviews, and other assurance services and not included in the audit fees listed above under "Audit Fees" were $285,000 for 2011 and $102,668 for 2012.

Tax Fees

        The audit committee of our board of directors has determined that our auditor can provide certain tax services without impairing its independence. Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for tax compliance, tax advice, and tax planning were $117,600 for 2011 and $348,658 for 2012.

All Other Fees

        The audit committee of our board of directors may approve permissible non-audit services classified as "all other services" that it believes are routine and recurring services, and would not impair the independence of the auditor. Deloitte & Touche LLP did not perform services that would be characterized as "all other services" for 2011 or 2012.

Pre-Approval Policy

        The audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor prior to commencement of services. Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the audit committee for approval. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. Ms. Bowles, the audit committee chair, has been delegated authority to pre-approve such services and these pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

 REPORT OF THE AUDIT COMMITTEE

        Management is responsible for Hospira's internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on (1) management's assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2012 Annual Report on Form 10-K with Hospira's management and Deloitte & Touche LLP.

        The committee has discussed and reviewed with the company's independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended. The committee has discussed and reviewed the results of Deloitte & Touche LLP's examination of the financial statements with and without management present.

        The committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the committee concerning independence, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described above under the captions "Audit Fees," "Audit Related Fees," "Tax Fees" and "All Other Fees" is compatible with maintaining the independence of the independent auditors.

        Management completed its documentation, testing and evaluation of the adequacy of Hospira's system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The committee was apprised of the progress of the evaluation by both management and the independent registered accounting firm, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the committee its report on the effectiveness of Hospira's internal control over financial reporting. The committee also received the report from the independent registered accounting firm on management's assessment of Hospira's internal control over financial reporting.

        Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Hospira's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
    Barbara L. Bowles, Chair
    Irving W. Bailey, II
    William G. Dempsey
    Dennis M. Fenton
    Mark F. Wheeler

 PROPOSAL 4
SHAREHOLDER PROPOSAL ON RIGHT TO ACT BY WRITTEN CONSENT

        Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, has informed Hospira that he intends to present the following proposal at the meeting, and that he owns no fewer than 80 Hospira common shares.

        Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

        The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

        This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:

        GMI/The Corporate Library, an independent investment research firm, said there is ongoing concern regarding our company's executive pay practices. Despite being CEO for less than a year, CEO Michael Ball received total summary pay of $12 million. The bulk of this ($8.5 million) consisted of stock options and restricted stock, both of which simply vest over time without performance requirements. Equity pay for our highest-paid executives should have performance requirements in order to align with shareholder interests. Plus market-priced stock options can reward highly-paid executives due to a rising market alone, regardless of an executive's performance. In addition, our highest-paid executives received performance share units that paid out for sub-median Total Shareholder Returns—25% could be given to our executives even if our company underperformed 75% of its peers. Underperforming industry peers should not result in extra pay for our highest-paid executives.

        Shareholder returns were negative (32%) (-) over one-year compared to positive returns for the S&P 500 and industry peers. Our company still had a poison pill with a 15% trigger and transition to annual election of each director was delayed until 2015.

        Please encourage our board to respond positively to this proposal to protect shareholder value:

Right to Act by Written Consent—Proposal 4

 BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL ON RIGHT TO ACT BY WRITTEN CONSENT

        The board of directors has considered this proposal and has concluded that it is not in the best interests of Hospira or its shareholders. The board believes all shareholders should have the right to deliberate and vote on pending shareholder actions. The board is convinced that important matters requiring shareholder action should be considered at an annual or special meeting of shareholders so that each shareholder gets notice of and an explanation of the matter, and the opportunity for discussion among Hospira shareholders. Taking action at an annual or special meeting helps ensure that significant corporate actions are well considered, prudent and in the best interests of shareholders. If shareholders want to take action without waiting for the next annual meeting, holders of 25% of Hospira's common stock can call a special meeting. Accordingly, the board believes that there is no need to adopt procedures for acting by written consent.

        Shareholder action by written consent would allow critical actions to be approved without the benefits of a meeting and without proper notice to all shareholders. It could deprive many shareholders of the right to deliberate on, or even be informed in advance about, important matters affecting Hospira. Moreover, if certain procedural safeguards were not included, different groups of shareholders could solicit consents at any time on a range of special or self-interested topics. The consents could conflict with each other, be duplicative or not be in the best interests of Hospira or its shareholders. This potentially cumbersome, time-consuming, and chaotic process could hinder the ability of management and the board to ensure the orderly and efficient conduct of its affairs.

        This proposal should also be evaluated in the context of Hospira's overall corporate governance record, which demonstrates our responsiveness to shareholder interests and good governance practices. Hospira's actions over the last few years include:

  •
  in 2012, amending Hospira's bylaws and certificate of incorporation to phase out the classification of the board;

  •
  in 2012, amending Hospira's bylaws to permit shareholders who own at least 25% of Hospira's common stock to call special meetings;

  •
  in 2011, eliminating the super-majority vote requirements for i) removing directors with cause, ii) making alterations or amendments to Hospira's bylaws, or iii) making alterations or amendments to certain provisions of Hospira's certificate of incorporation; and

  •
  in 2010, amending Hospira's bylaws to provide for a majority vote standard in uncontested director elections.

        The board believes that allowing written consent as proposed by the proponent would not be in the best interests of Hospira or its shareholders, and would not constitute a good governance practice. The shareholder proposal includes statements about compensation matters that the board believes are outdated and potentially misleading, and the board has not attempted in this response to refute those statements.

        The board of directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

        Hospira has been named as a nominal defendant in two shareholder derivative lawsuits (one dismissed) which name as defendants certain Hospira officers, certain former officers and members of Hospira's Board of Directors. The cases are: Lori Ravenscroft Geare and Robert J. Casey, II, Derivatively for the Benefit of Hospira, Inc. v. Christopher B. Begley, F. Michael Ball, Thomas E. Werner, Sumant Ramachandra, Irving W. Bailey, II, Jacque J. Sokolov, Barbara L. Bowles, Roger W. Hale, John C. Staley, Connie R. Curran, Heino von Prondzynski, Mark F. Wheeler, Terrence C. Kearney, Ronald A. Matricaria, Brian J. Smith and Hospira, Inc. (Nominal Defendant) amended complaint filed in September 2012 in the United States District Court for the Northern District of Illinois; and Charles L. Currie and Cheryl E. Currie v. Christopher B. Begley, Irving W. Bailey, II, Roger W. Hale, F. Michael Ball, Barbara L. Bowles, Connie R. Curran, Heino von Prondzynski, William G. Dempsey, Jacque J. Sokolov, M.D., John C. Staley, Mark F. Wheeler, M.D., Thomas E. Werner, Terrence C. Kearney, Ronald Squarer and Sumant Ramachandra, M.D. and Hospira, Inc. (Nominal Defendant), filed in December 2011 in the Circuit Court of Kane County, Illinois. In general terms, these lawsuits allege breaches of fiduciary duties by the individual defendants and seek damages, purportedly on behalf of Hospira. On October 15, 2012, the court granted defendants' motion to dismiss the Currie case in its entirety. On April 9, 2012, the Hospira Board of Directors received a letter from a law firm on behalf of a Hospira shareholder regarding "Demand Upon the Board of Directors to Investigate Claims, Initiate Legal Action and Take Necessary and Appropriate Remedial Measures." The letter requests investigation of matters entirely covered by the securities and derivative lawsuits that were previously filed, as set forth above.

OTHER BUSINESS

        The board of directors is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote on the matter in accordance with their best judgment.

POLICY REGARDING APPROVAL OF RELATED PERSON TRANSACTIONS

        Our corporate governance guidelines require board review prior to entering into related person transactions. The board has adopted written policies and procedures with respect to its review of related person transactions. Those procedures are described below.

        The board must approve any transaction over $120,000 in which the company is a participant and a related person has a direct or indirect material interest. Related persons include directors, executive officers, significant shareholders, their immediate family members and associated entities of these persons.

        If, at any time, we or any of our executive officers or directors become aware of any relationship or potential relationship with a related person, we notify the board and review the facts of that relationship at the next meeting. We annually conduct a review with our executive officers and directors to determine if there are any such relationships, and our executive officers and directors are required to disclose any such relationships to us on an ongoing basis.

        We monitor any known relationships with related persons for changes in facts and circumstances to determine if any such relationships should be re-submitted to the board. Any interested director, including a director whose immediate family member is involved in the transaction, may not participate in the review of any such transaction. The board may delegate the authority to approve related person transactions to any of its independent committees. Hospira did not have any related person transactions in 2012 requiring board approval under this policy.

 OTHER SHAREHOLDER INFORMATION

Shareholder Proposals for the 2014 Annual Meeting

        Under the rules of the SEC, if a shareholder would like to submit a proposal for possible inclusion in the proxy materials for our 2014 annual meeting, the proposal must be received by our corporate secretary on or prior to November 29, 2013. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

        Our bylaws set forth certain procedures that shareholders must follow in order to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. The bylaws require that notice of an intention to nominate a person for director or to bring an item of business before an annual meeting must be received in writing by our corporate secretary not less than 90 days and not more than 120 days prior to the anniversary date of the preceding annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2014 annual meeting must be received by our corporate secretary no earlier than January 8, 2014 and no later than February 7, 2014. The notice must contain the information required by our bylaws, including information about the shareholder making the proposal or nomination, certain persons associated with such shareholder, and the nominee and/or the item of business.

        We will provide a copy of our bylaws to any shareholder free of charge upon written request to our corporate secretary. All submissions to, or requests from, our corporate secretary must be in writing and should be addressed to:

  Hospira General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H1
  Lake Forest, Illinois 60045

General

        Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of our shareholders may vote their shares by telephone or the Internet. Shareholders should follow the instructions provided in the Notice, or if you request printed copies of the materials by mail, complete and return the proxy card in the envelope provided to you. Shareholders who vote by telephone or the Internet do not need to return a proxy card.

By order of the board of directors.

Royce Bedward
 Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. HOSPIRA, INC. 275 N. FIELD DRIVE LAKE FOREST, IL 60045 M53385-P32855-Z59460 HOSPIRA, INC. Proposals — The Board of Directors recommends that you vote FOR the following: A 1. Election of five Directors: Nominees: For Against Abstain ! ! ! 1a. Connie R. Curran Against Abstain For The Board of Directors recommends you vote FOR the following proposal: ! ! ! ! ! ! 3. To ratify the appointment of Deloitte & Touche LLP as auditors for Hospira for 2013. 1b. William G. Dempsey ! ! ! 1c. Dennis M. Fenton The Board of Directors recommends you vote AGAINST the following proposal: ! ! ! ! ! ! 1d. Heino von Prondzynski 4. Shareholder Proposal - Written Consent. ! ! ! 1e. Mark F. Wheeler NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2. Advisory resolution to approve executive compensation. B Non-Voting Items ! For address changes and/or comments, please check this box and write them on the back where indicated. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

2013 Annual Meeting of Shareholders Wednesday, May 8, 2013, 9:00 a.m. Eastern Time St. Regis 923 16th and K Streets, N.W. Washington, D.C. Present this card or the notice regarding the internet availability of proxy materials at the entrance to the meeting room and a government-issued picture identification is required. From Dulles International Airport (IAD) • Take Dulles Access Road to Route 66 East (14 miles). • Take the Roosevelt Bridge and stay on the right lane which will become Constitution Avenue. • Turn left on 17th Street. • Turn right on H Street. • Turn left on 16th Street – the hotel is located on the right. From National Reagan Airport (DCA) • Take George Washington Parkway North to 395N. • Cross bridge and stay on left lane which will become 14th Street. • Continue to I Street NW and turn left. • Follow to 16th Street. • Turn right on 16th Street – the hotel is located on the right. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. . . IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETATCH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. M53386-P32855-Z59460 Proxy — Hospira, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2013 AT 9:00 A.M., EASTERN TIME St. Regis, 923 16th and K Streets, N.W. Washington, D.C. The undersigned appoints F. Michael Ball and Royce Bedward and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Hospira, Inc., to be held on May 8, 2013, and at any adjournment thereof and to vote in accordance with the instructions on the reverse side, all shares of common stock of Hospira, Inc. which the undersigned is entitled to vote. If the undersigned is a participant in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, the undersigned also authorizes the trustee of the plan to vote any shares of Hospira, Inc. common stock credited to the undersigned's account under such plan at the 2013 Annual Meeting of Shareholders, in accordance with the instructions on the reverse side. INSTRUCTIONS: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1, 2, and 3, and AGAINST Item 4, and in accordance with the judgement of the proxy holders on any other matters that are properly brought before the meeting. IMPORTANT: PLEASE SIGN AND DATE THE BACK OF THE CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS FOR TELEPHONE OR INTERNET VOTING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE VOTE YOUR PROXY CARD TODAY! (Items to be voted appear on reverse side.)